UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kelly Services, Inc.

(Name of Registrant as Specified In Its Charter)

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2021 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS WE CONNECT PEOPLE TO WORK IN WAYS THAT ENRICH THEIR LIVES. KELLY

April 19, 2021

Dear Stockholders:

2020 was a year of extraordinary change and challenge for the world at large and for Kelly, our employees, and the talent and businesses we connect. We entered the year on track to accelerate our transformation into a growth-driven specialty talent company and were quickly faced with the COVID-19 pandemic – one of the most intense and protracted global crises in modern history. Kelly’s response was swift and decisive. Our actions not only protected our people, they also positioned our business to emerge from the pandemic poised for growth. Indeed, our journey through the many unexpected turns of 2020 both challenged and strengthened Kelly’s ability to adapt, innovate, and execute on our strategic promise. We’re proud of our people and what we collectively accomplished during a year of unparalleled disruption.

A People-First Response

When the pandemic struck, our first instinct and our immediate priority was to protect the safety of our full-time and temporary employees. We activated Kelly’s Emergency Management Team to identify operational priorities, contain risks, activate pandemic policies, and communicate openly with all stakeholders. We expanded our Kelly Anywhere platform to enable more than 90% of our full-time employees to immediately transition to remote work, ensuring business continuity and the health and safety of our employees throughout the crisis. We partnered with healthcare providers to offer special medical plans and benefits to temporary workers and launched the Kelly Cares Hotline to stay connected with talent.

We also advanced our long-term commitment to talent in 2020. We appointed the industry’s first Chief Talent Officer, dedicated to the temporary employee experience, and launched Kelly’s five-point Talent Promise to confirm the safety, value, well-being, investment, and opportunity that every temporary worker deserves – not just during a crisis, but each day of every year.

Financial Resilience

Kelly entered the pandemic with a healthy balance sheet, and we acted quickly and decisively to protect it. We made difficult decisions with discernment and speed, implementing temporary measures such as employee, executive, and board compensation cuts; furloughs; hiring freezes; suspension of the quarterly dividend; and reduced capital expenditures.

Our defensive short-term actions proved successful and paved the way for positive momentum. Kelly produced positive adjusted earnings each quarter of 2020; ended the year with all five of our specialty business units showing sequential growth; and maintained ample cash and available capacity to pursue strategic opportunities. In the fourth quarter, encouraged by gradual improvements in economic and business conditions, we carefully began lifting some of our temporary expense mitigation measures. We will continue to evaluate the remaining measures as the economic recovery and demand for talent stabilize in 2021.

2021 Kelly Proxy Statement        1

Letter to our Stockholders

A Two-Pronged Approach to Growth

Even as we navigated economic and labor market turmoil, Kelly remained steadfast in executing our growth strategy. In July 2020, we implemented a new operating model designed to drive increased specialization, launching five new operating segments: Professional & Industrial; Science, Engineering & Technology; Education; Outsourcing & Consulting; and International. This approach to organizing our business leverages Kelly’s existing strengths and the significant market opportunities that lie ahead, focusing our efforts where we are best able to win. We began seeing benefits from this new structure in the third and fourth quarters, and we attribute much of the momentum we’ve brought into 2021 to our newly structured specialty focus.

At the same time, we are committed to seizing inorganic growth opportunities that align with our strategy. During 2020, we completed two strategic acquisitions in our Education segment: Insight, a K-12 education staffing company, and Greenwood/Asher & Associates, a higher education executive search firm. We continue to monitor the market for acquisition targets to bolster our aggressive inorganic growth aspirations within specialties that offer the most promise for growth.

Governance Practices

Kelly’s governance practices played an invaluable role in 2020. Our highly engaged board of directors provided keen insight from diverse viewpoints throughout the crisis, helping to guide Kelly’s successful response. Women and ethnically diverse members make up 44% of the board, which also spans a wide variety of industries, backgrounds, and tenures. Additionally, in 2020, the membership of each of the Board’s three committees—Audit, Compensation and Talent Management, and Corporate Governance and Nominating—became fully independent.

In keeping with our commitment to formally communicate our non-financial and sustainability performance to all stakeholders, we adopted an integrated Environmental, Social, and Governance (“ESG”) reporting framework and published our Sustainability Report in May 2020. The report, prepared in accordance with the Global Reporting Initiative Standards: Core option, the Communication on Progress according to the United Nations Global Compact Guidelines, formalizes and discloses Kelly’s Corporate Sustainability Strategy aligned to the ESG framework.

Inclusion, Equity, and Diversity

The widespread social unrest of 2020 shone a light on systemic injustice and the ongoing need for equity, inclusion, and diversity in all facets of modern life. We believe Kelly can play a powerful role in championing those who are not given a fair opportunity to secure meaningful work. In addition to joining the CEO Action for Diversity and Inclusion, in late 2020 we launched Equity@Work, a forward-looking initiative designed to remove systemic barriers to employment and make the labor market more equitable and accessible. We also looked within and began re-designing our own hiring practices, as well as bolstering

2        2021 Kelly Proxy Statement

Letter to our Stockholders

the voices of diverse talent by launching five new affinity groups and an internal Inclusion Council. Guided by our noble purpose of connecting people to meaningful work, we remain committed to making Kelly – and all workplaces – more inclusive and equitable.

Looking Ahead

There’s no question the COVID-19 crisis has reshaped the world of work, but Kelly is ready to lead our talent and customers into what’s next. We enter our 75th year with gratitude and optimism. We are guided by a seasoned executive team and an engaged board of directors committed to Kelly’s success. Our noble purpose is brought to life by talented employees, temporary workers, and suppliers around the globe. We continue to make their health and safety a top priority as we actively monitor and respond to evolving COVID-19 protocols.

We are thankful to the customers who partnered with us to keep their businesses going amid the crisis. And we are grateful to you, the stockholders whose confidence enabled us to protect our resources and position Kelly for brighter days ahead.

With sincere appreciation,

DONALD PARFET Chairman of the Board	PETER QUIGLEY President & CEO

2021 Kelly Proxy Statement        3

Notice of Annual Meeting of Stockholders

2021 Annual Meeting of Stockholders

Date and Time:	Place:	Record Date:

Wednesday, May 19, 2021 at 11:00 a.m., Eastern Daylight Time	Virtual Meeting: kellyservices.com	Close of Business, Eastern Daylight Time, March 29, 2021

Voting Matters	How to Vote

At the Annual Meeting, you
will be asked to consider
the following proposals

Proposal 1.

Election of nine Board-recommended director nominees

Proposal 2.

Advisory approval of the Company’s executive compensation

Proposal 3.

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year

Proposal 4.

Transaction of any other business as may properly come before the Meeting

	Internet - www.envisionreports.com/kelyb	QR code - Scan and vote with your mobile device
	Calling - 1-800-652-VOTE (8683) Within the U.S., U.S. territories & Canada on a touch tone telephone	Mail - Return the signed proxy card

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Daylight Time, on May 18, 2021. If you vote by mail, your proxy card must be received before the Annual Meeting.

Beneficial owners, who own shares through a bank, brokerage firm, or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by the bank, broker, or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a stockholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote online by attending the Annual Meeting by webcast.

If you were a holder of record of the Company’s Class B Common Stock at the close of business on the Record Date, March 29, 2021, you are entitled to vote at the Annual Meeting.

Please promptly submit your vote by internet, telephone, or by signing, dating and returning the enclosed proxy card or voting instructions form in the postage-paid envelope provided so that your shares will be represented and voted at the meeting.

Thank you for your interest in Kelly.

Order of the Board of Directors

JAMES M. POLEHNA

Corporate Secretary

4        2021 Kelly Proxy Statement

Elements of Compensation for Named Executive Officers	45
2021 Executive Incentive Plans	46
Process for Determining Executive Compensation	46
Role of the Compensation and Talent Management Committee	46
Role of the Independent Compensation Consultant	46
Role of Management	46
Comparator Data	47
Tally Sheets	48
Senior Officer Performance Reviews and Succession Planning	48
Compensation Programs: Decisions and Actions in 2020	49
Base Salary	49
Annual Cash Incentive	50
Long-Term Incentives	51
Retirement Benefits	54
Health and Welfare Benefits	54
Perquisites	55
Senior Executive Severance Plan	55
General Severance Plan	55
Ms. Koolhaas’ Severance Benefit	56
Governance of Executive Compensation Programs	56
Annual Say on Pay Vote	56
Executive Stock Ownership and Retention Requirements	56
Incentive Compensation Recovery (“Clawback”) Policy	56
Hedging and Pledging of Shares	57
Tax Considerations: Deductibility of Executive Compensation	57
Compensation and Talent Management Committee Report	57

2020 Executive Compensation Tables	58
Summary Compensation Table 2020	58
Grants of Plan-Based Awards 2020	59
Outstanding Equity Awards at Fiscal Year End 2020	60
Option Exercises and Stock Vested 2020	61
Nonqualified Deferred Compensation 2020	61
Potential Payments Upon Termination or Change In Control 2020	61
Summary of Potential Payments	61
Senior Executive Severance Plan	62
General Severance Plan	63
Ms. Koolhaas’ Severance Benefit	64
Treatment of Long-Term Incentive Awards	64

CEO Pay Ratio	67

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2021 Fiscal Year	69
Audit and Non-Audit Fees	69
Report of the Audit Committee	70

Questions and Answers About the Proxy Statement and the Annual Meeting	71

2021 Kelly Proxy Statement        5

Proxy Summary

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement and Kelly’s 2020 Annual Report before you vote.

2021 Annual Meeting of Stockholders Details
Date and Time:	Wednesday, May 19, 2021 at 11:00 a.m., Eastern Daylight Time
Place:	Virtual Meeting: kellyservices.com
Record Date:	Close of Business, Eastern Daylight Time, March 29, 2021
Voting:

Class B Stockholders as of the Record Date are entitled to vote. Each share of Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	All holders of the Company’s Class A and Class B Common Stock are invited to attend the Annual Meeting of Stockholders.

VOTING MATTERS

Election of nine directors	Advisory vote to approve the Company’s executive compensation	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year
BOARD RECOMMENDATIONS

✓ FOR Each Nominee	✓ FOR	✓ FOR
PAGE REFERENCE FOR MORE DETAILS

14	39	69

6        2021 Kelly Proxy Statement

Proxy Summary

Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a plurality vote.

Name	Age	Director Since	Principal Occupation	Independent	Other Public Company Boards

Donald R. Parfet	68	2004	Managing Director, Apjohn Group, LLC; General Partner, Apjohn Ventures Fund; General Partner, Apjohn Ventures Annex Fund	✓	2

Peter W. Quigley	59	2019	President and Chief Executive Officer, Kelly Services, Inc.

Carol M. Adderley	61	2010	Writer and Researcher in the Humanities

Gerald S. Adolph	67	2018	Retired Senior Partner, Booz & Co.	✓	1

George S. Corona	62	2017	Retired President and Chief Executive Officer, Kelly Services, Inc.

Robert S. Cubbin	63	2014	Retired President and Chief Executive Officer, Meadowbrook Insurance Group, Inc.	✓	1

Jane E. Dutton	68	2004	Robert L. Kahn Distinguished University Professor Emeritus of Business Administration and Psychology, The University of Michigan Business School	✓

Terrence B. Larkin	66	2010	Retired Executive Vice President, Business Development, General Counsel and Corporate Secretary, Lear Corporation	✓

Leslie A. Murphy	69	2008	President and CEO, Murphy Consulting, Inc.; Former Chair, American Institute of Certified Public Accountants	✓	1

2021 Kelly Proxy Statement        7

Proxy Summary

Corporate Governance Highlights

Kelly is committed to sound corporate governance as means of enhancing long-term stockholder value. The following table summarizes certain of our governance practices and processes.

Independence	Accountability	Best Practices

• Majority independent Board	• Annual election of all directors	• Robust director selection process resulting in diverse Board relative to gender, race, ethnicity, experience, and skills

• Independent Chairman of the Board	• Annual election of the Chairman of the Board	• Average Board attendance of 90% during 2020

• 100% Independent Board Committees	• Annual evaluation of the CEO (including compensation) by independent directors	• Strong oversight of strategy, financial performance, Enterprise Risk Management (“ERM”), and Environmental, Social, and Governance (“ESG”) standards by the Board and Audit Committee

• Regular executive sessions where independent directors meet without management and non-independent directors	• Annual Board and Committee self-evaluations, and peer review	• CEO and executive leadership succession planning by the Board and Compensation and Talent Management Committee

• Committees may hire independent advisors	• Annual review of governance documents	• Policies prohibiting short-sales, hedging, pledging and, margin accounts

• Clawback policy that applies to short-term and long-term incentive plans for senior management

• Stock ownership requirements for directors and senior management

74 Years of Industry Leadership

Largest	Top 5	Leading	Delivering

provider of K-12 educational staffing in U.S.	science, engineering, and office talent provider in the U.S.	managed services provider with $8.3 billion spend under management.	staffing, outsourcing and consulting across Americas, EMEA, and APAC.

Supported	75%	Top 3	Recognized

by 4,600+ supplier partners globally.	of Fortune 100 companies use our services.	on Forbes’ 2020 list of America’s Best Professional Recruiting Firms.	as National Minority Supplier Development Council Class 1 Company of the Year.

8        2021 Kelly Proxy Statement

Proxy Summary

Financial Highlights

Full Year 2020 Financial Summary

	Actual Results	Change	Constant Currency Change(1)

Revenue	$4.5B	(15.7%)	(15.5%)

Gross Profit %	18.3%	20 bps

Earnings from Operations	($93.6M)	NM	NM

Earnings Per Share	($1.83)	($4.67)

•

Revenue declined in all segments from decrease in demand related to the COVID-19 pandemic. Temporary staffing declined 20%, which was partially offset by a 9% increase in outcome-based services. Permanent placement revenue also declined 34%.

•

GP rate includes 20 bps favorable impact from COVID-related wage subsidies. GP rate also impacted by lower employee-related costs and structural improvement in product mix which offset the impact of lower permanent placement revenue and unfavorable customer mix as the recovery of demand from large accounts with lower margins outpaced the recovery of small and medium-sized customers.

•

Loss from operations is a result of the effect of weakening revenues and gross profit, partially offset by reduced expenses from efforts to align costs with GP trends. 2020 results also included a $147.7 million goodwill impairment charge, $12.8 million of restructuring charges, and a $9.5 million charge related to a customer dispute in Mexico that resulted in additional uncollectible accounts receivable charges, partially offset by a $32.1 million gain on sale of assets.

•

2020 EPS reflects lower earnings and includes $3.17 goodwill impairment charge, net of tax, $0.29 non-cash loss from the investment in Persol Holdings common stock, net of tax, $0.24 of restructuring charges, net of tax, a $0.17 non-cash charge related to a customer dispute in Mexico, net of tax, partially offset by $0.61 gain on sale of assets, net of tax. 2019 EPS includes an after-tax gain of $0.63 from the investment in Persol Holdings common stock and $0.23 gain on sale of assets, net of tax, partially offset by $0.30 of asset impairment charges, net of tax, and $0.10 of restructuring charges, net of tax.

(1)	Constant Currency represents year-over-year changes resulting from translating 2020 financial data into USD using 2019 exchange rates.

2021 Kelly Proxy Statement        9

Proxy Summary

Full Year 2020 Financial Summary

(Excluding Goodwill Impairment, Gain/Loss on Investment in Persol Holdings, Gain on Sale of Assets, Customer Dispute Charge, Restructuring and Asset Impairment Charge)

	Adjusted Results(1)	Change	Constant Currency Change(4)

Revenue	$4.5B	(15.7%)	(15.5%)

Gross Profit %	18.3%	20 bps

Earnings from Operations(2)	$44.3M	(51.2%)	(49.6%)

Earnings Per Share(2),(3)	$1.44	($0.94)

•

Revenue declined in all segments from decrease in demand related to the COVID-19 pandemic. Temporary staffing declined 20%, which was partially offset by a 9% increase in outcome-based services. Permanent placement revenue also declined 34%.

•

GP rate includes 20 bps favorable impact from COVID-related wage subsidies. GP rate also impacted by lower employee-related costs and structural improvement in product mix which offset the impact of lower permanent placement revenue and unfavorable customer mix as the recovery of demand from large accounts with lower margins outpaced the recovery of small and medium-sized customers.

•	Adjusted earnings from operations declined as the effect of weakening revenues and gross profit was only partially offset by reduced expenses from efforts to align costs with GP trends.

•	EPS declined on lower earnings.

(1)	Adjusted earnings from operations and adjusted earnings per share are non-GAAP measures. Non-GAAP measures may have limitations as analytical tools because they exclude items which can have a material impact on cash flow and earnings per share. As a result, the Company considers these measures, along with reported results, when it reviews and evaluates the its financial performance and believes that these measures provide greater transparency to investors and provide insight into how the Company is evaluating the its financial performance. Non-GAAP measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

(2)	Change excludes:
-	Goodwill impairment charge of $147.7 million, $124.7 million net of tax or $3.17 per share in Q1 2020.
-	Gain on sale of assets of $32.1 million, $23.9 million net of tax or $0.61 per share in Q1 2020.
-	Customer dispute charge related to Mexico of $9.5 million, $6.7 million net of tax or $0.17 per share in Q3 2020.
-	Restructuring charges of $12.8 million, $9.6 million net of tax or $0.24 per share in 2020.
-	Gain on sale of assets of $12.3 million, $9.0 million net of tax or $0.23 per share in 2019.
-	Restructuring charges of $5.5 million, $4.1 million net of tax or $0.10 per share in 2019.
-	Asset impairment charge of $15.8 million, $11.8 million net of tax or $0.30 per share in Q4 2019.

(3)	Change excludes:
-

Loss on investment in Persol Holdings of $16.6 million, $11.5 million net of tax or $0.29 per share in 2020 and gain on investment in Persol Holdings of $35.8 million, $24.8 million net of tax or $0.63 per share in 2019.

(4)	Constant Currency represents year-over-year changes resulting from translating 2020 financial data into USD using 2019 exchange rates.

10        2021 Kelly Proxy Statement

Proxy Summary

A Model for Growth

(As Reported, by Business Unit)

We have redesigned our operating model to drive profitable growth in our chosen specialties.

	➊	➋	➌	➍	➎

	Professional & Industrial (P&I)	Science, Engineering & Technology (SET)	Education	Outsourcing & Consulting (OCG)	International

Revenue	$1.9B	$1.0B	$0.3B(1)	$0.4B	$1.0B

GP Rate	17.8%	20.5%	14.7%	33.0%	12.7%

Geographic Span	North America	North America	U.S.	Global	EMEA & Mexico

Specialties	– Industrial – Contact Center – Office – Professional	– Engineering – Science & Clinical – IT – Telecom	– K-12 – Early Childhood – Higher Ed – Special Needs	– MSP(2) – RPO(2) – PPO(2) – Consulting	– EMEA Regional Life Sciences – Local Niches

Kelly size and margin profiles are based on 2020 full year results.

(1)	Kelly Education revenue was $0.5B prior to COVID-19 pandemic disruption in 2019, including the results of Insight on a proforma basis.
(2)	Managed Service Provider (“MSP”); Recruitment Process Outsourcing (“RPO”); Professional Payroll Outsourcing (“PPO”)

Portfolio Progress

We are using M&A activity to increase our focus on specialization.

2021 Kelly Proxy Statement        11

Proxy Summary

Awards and Recognitions

EcoVadis Achievements

• Recognized as a Silver Supplier for third consecutive year.

• Increased our score by 20 points since 2017.

• Ranked top 6% and 91st percentile of companies assessed on environment,

labor and human rights, ethics, and sustainable procurement.

• Placed in top 8% for ethics and top 5% for sustainable procurement categories.

National Minority Supplier Development Council (NMSDC) – Class 1 honors – 2020 Corporation of the Year	Michigan Minority Supplier Diversity Council (MMSDC) – 2020 ACE Award – Corporation of the Year for Professional Services & Staffing	Kelly was awarded the 2021 Military Friendly Employer designation and 2021 Military Friendly Spouse Employer by VIQTORY	For the 10th consecutive year, Kelly was recognized as one of America’s Top Corporations for Women- Owned Businesses by WBENC

For the 4th consecutive year, Kelly received a top score on the Human Rights Corporate Equality Index 2021. Best Place to Work for LGBTQ Equality	Kelly earned Silver Supplier status in business sustainability from EcoVadis	Kelly was named to FlexJobs® Top 100 Companies for Remote Jobs in each of the eight years the award has been in existence, 2014-2021	For the second year in a row, Kelly earned No. 3 spot on the global diversity award by WEConnect International

KellyOCG outsourcing excellence by the International Association of Outsourcing Professionals (IAOP) 2020 Global Outsourcing 100 List	HR Vendor of the Year by Human Resources Online 2020 – Gold Award for Best Recruitment Process Outsourcing Partner – KellyOCG Singapore	Forbes named Kelly as one of America’s top recruiting firms for 2020	KellyOCG – Leader for Services Procurement by Everest Group

Great Place to Work – KellyOCG India		Best Use of Online Recruitment by a Recruitment Agency, OnRec

12        2021 Kelly Proxy Statement

Proxy Summary

Executive Compensation Highlights

•  Align pay with performance using balanced performance measures that are linked to strategic business objectives in both short- and long-term incentives for senior officers

•  Align executive compensation with stockholder returns through performance-based equity incentive awards

•  In 2020, renamed Compensation Committee to “Compensation and Talent Management Committee” to reflect focus on the employee lifecycle – recruitment, retention, performance management, compensation, etc.

•  Annual review of performance measures and goals for our annual and long-term incentive plans by the independent Compensation and Talent Management Committee to ensure we use diversified measures with challenging, but attainable targets

•  Require the achievement of a minimum acceptable level of financial performance for any payment to be made pursuant to the Short-Term Incentive Plan (“STIP”)

•  Include caps on individual incentive payouts in incentive plans

•  Require stock ownership and retention of a portion of equity-based awards by senior officers

•  Hold an annual “say-on-pay” stockholder advisory vote on executive compensation

•  Retain an independent executive compensation consultant to the Compensation and Talent Management Committee

•  Regular review of executive compensation governance market practices, particularly when considering the adoption of new practices or changes in existing programs or policies

•  Conduct annual assessments of any potential risks in our incentive compensation programs and policies and related internal controls

•  Annually review with the Compensation and Talent Management Committee share utilization, burn rate and dilution levels resulting from our compensation practices

•  Maintain an insider trading policy that requires directors, senior officers, and other designated officers of the Company to contact our Corporate Secretary prior to sales or purchases of common stock

•  Maintain a double-trigger for the accelerated vesting provisions under the Equity Incentive Plan (“EIP”) and the Senior Executive Severance Plan

•  Condition severance benefits for senior officers on compliance with restrictive covenants

•  Provide employment agreements for senior officers (except where standard local practice)

•  Guarantee bonus arrangements with our senior officers

•  Allow directors or senior officers to engage in hedging or pledging of Company securities

•  Allow the repricing or backdating of equity awards

•  Pay dividend equivalents on unvested restricted stock units until performance hurdle has been achieved and vesting period has been completed

•  Pay dividends on performance share awards

•  Provide excise tax gross-ups upon change-in-control

•  Grant incentive awards to senior officers that are not subject to the Company’s Incentive Compensation Recovery (“Clawback”) Policy

•  Accrue additional retirement benefits under any supplemental executive retirement plans (“SERPs”)

•  Provide excessive perquisites

2021 Kelly Proxy Statement        13

Proposal 1: Election of Directors

Proposal 1 – Election of Directors

The Board has nominated nine individuals for election as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. All of these individuals are currently serving on the Board.

Directors will be elected by a plurality of the votes cast by holders of Class B Common Stock who are present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Our controlling stockholder has indicated its support and intention to vote for each of the director nominees.

We do not contemplate that any of the nominees will be unavailable to serve at the time of the Annual Meeting; in that event, however, the persons named in the enclosed form of proxy may vote for the election of a substitute selected by the Board or the Board may reduce its size.

Director Independence

On February 17, 2021, our Board affirmatively determined that directors Gerald S. Adolph, Robert S. Cubbin, Jane E. Dutton, Terrence B. Larkin, Leslie A. Murphy, and Donald R. Parfet, representing a majority of the Board, are independent. The Board’s guidelines for director independence conform to the listing standards of the Nasdaq Global Market (“Nasdaq”) on which the Company’s common stock is listed.

Board Nominees

The Corporate Governance and Nominating Committee regularly reviews the mix of individual directors on the Board to assess overall Board composition and is responsible for identifying and recommending to the Board qualified candidates for Board membership. The goal is to build a Board that is effective, collegial, diverse, responsive to the current and anticipated needs of the Company, and effectively represents the long-term interests of stockholders. The Committee considers the following criteria: (i) ethics, character, and judgment; (ii) business and other experience, expertise, skills, and knowledge relevant to the Company’s business and strategy; (iii) objectivity and independence of thought; (iv) diversity of viewpoints and perspectives, personal and professional experience, background, and personal characteristics such as gender, race, ethnicity, sexual orientation, and age; and (v) the balance of the candidate’s qualities with those of other members of the Board. The Board values diversity and takes it into consideration as we strive to maintain a Board that is strong collectively in its backgrounds, knowledge, and experience. Director candidates must also have a willingness to devote sufficient time to discharge their duties, taking into consideration principal occupation, memberships on other boards, attendance at Board and committee meetings, and other responsibilities. The Committee may engage third parties to assist in the search for director candidates. In determining whether to recommend a director for re-nomination, the Committee also considers the director’s recent contributions and potential for continuing contributions to the work of the Board. The Board has not adopted a policy whereby stockholders may recommend nominees to the Board because of the Company’s status as a controlled company.

Each of our director nominees has been recommended for election by our Corporate Governance and Nominating Committee and nominated by our Board. They are seasoned leaders who have held an array of diverse leadership positions in public and private companies, academia, nonprofit organizations, and other businesses. They represent diverse backgrounds and viewpoints. Together, they bring to our Board broad diversity in terms of experience, skills, and personal attributes. The Board believes that this diversity strengthens the Board’s ability to carry out its oversight role on behalf of stockholders. While we do not have a formal diversity policy, the Board will seek to build upon its diversity in connection with future Board membership.

The following graphics highlight the personal diversity and breadth of skills, knowledge, and experience that are represented on the Board. A particular director may possess other skills, knowledge, or experience in addition to those noted below.

14        2021 Kelly Proxy Statement

Proposal 1: Election of Directors

Board Diversity

Experience and Qualifications

2021 Kelly Proxy Statement        15

Proposal 1: Election of Directors

Biographical Information About Director Nominees

	DONALD R. PARFET Age: 68 Director since: 2004 Chairman of the Board Independent	PETER W. QUIGLEY Age: 59 Director since: 2019 Chief Executive Officer

Board Committees: • None		Board Committees: • None

Principal Occupation and Directorships:

•  Managing Director, Apjohn Group, LLC (2001 - present)

•  General Partner, Apjohn Ventures Fund (2003 - present)

•  General Partner, Apjohn Ventures Annex Fund (2010 - present)

•  Director, Rockwell Automation, Inc. (2008 - present)

•  Director, MASCO Corporation (2012 - present)

•  Director, Sierra Oncology Inc. (2015 - 2019)

Principal Occupation and Directorships:

•  President and Chief Executive Officer, Kelly Services, Inc. (2019 - present)

•  Executive Vice President, President of Global Staffing and General Manager of IT, Global Service, and Global Business Services, Kelly Services, Inc. (2017 - 2019)

•  Senior Vice President, General Counsel, Chief Administrative Officer and Assistant Secretary, Kelly Services, Inc. (2015 - 2017)

Education: • University of Michigan, MBA, Finance • University of Arizona, BA, Economics		Education: • National Law Center at George Washington University, JD • University of Michigan, BA

Mr. Parfet was appointed Chairman of the Board in 2018. Prior to being appointed to the Chairman role, he had served as the Board’s Lead Director since 2012. Mr. Parfet brings extensive financial and operating experience to the Board as an executive with responsibilities for numerous global businesses. He currently leads a business development company and a venture capital firm focused on the development of emerging medicines. He also serves as a director of two large publicly held companies and is a director and Trustee of a number of charitable and civic organizations. Mr. Parfet brings to the Board global operating experience, strong financial background, and proven leadership capabilities.

Mr. Quigley was appointed President and Chief Executive Officer of Kelly in October 2019. He has 18 years of experience in a variety of roles at Kelly and has served as an officer of the Company since 2004. Prior to joining Kelly, Mr. Quigley held an array of roles at Lucent Technologies and AT&T Corporation. He earned a Juris Doctorate (J.D.) from the National Law Center at George Washington University and a bachelor’s degree from the University of Michigan. Mr. Quigley also serves on the Board of the American Staffing Association, Detroit Regional Chamber and the Detroit Economic Club.

16        2021 Kelly Proxy Statement

Proposal 1: Election of Directors

CAROL M. ADDERLEY Age: 61 Director since: 2010	GERALD S. ADOLPH Age: 67 Director since: 2018 Independent

Board Committees: • None	Board Committees: • Audit • Compensation and Talent Management • Governance and Nominating

Principal Occupation and Directorships: • Writer and Researcher in the Humanities

Principal Occupation and Directorships:

•  Director and Co-Chair, NAACP Legal Defense and Education Fund (1998 - present)

•  Director, Cintas Corporation (2006 - present)

•  Trustee, Cardinal Spellman High School Board (2010 - present)

•  Senior Partner and other executive positions, Booz & Co. (1981 - 2016)

Education:

•  University of Iowa, MA, English Literature

•  University of Chicago, AM, General Studies in Humanities, Literature and Social Change

•  University of Western Ontario, BA (Honors), English and Philosophy

Education:

•  Harvard Business School, MBS

•  Massachusetts Institute of Technology, MS, Chemical Engineering

•  Massachusetts Institute of Technology, BS, Management Science (Concentration in Organizational Psychology)

•  Massachusetts Institute of Technology, BS, Chemical Engineering

Ms. Adderley is the granddaughter of William R. Kelly, the Company’s founder, and the daughter of Terence E. Adderley, who served for many years as Chief Executive Officer and as Chairman of the Board. Ms. Adderley holds advanced degrees in the humanities and is a published author.

Mr. Adolph, who joined our Board in March 2018, has over 35 years of experience in growth strategy, mergers and acquisitions, and technology-driven industry changes. Mr. Adolph also has governance experience through his past service on the board of Booz & Co. and current service on the boards of Cintas Corp., where he chairs the compensation committee, and the NAACP Legal Defense and Education Fund, which he co-chairs.

2021 Kelly Proxy Statement        17

Proposal 1: Election of Directors

GEORGE S. CORONA Age: 62 Director since: 2017	ROBERT S. CUBBIN Age: 63 Director since: 2014 Independent

Board Committees: • None	Board Committees: • Audit • Compensation and Talent Management (Chair) • Governance and Nominating

Principal Occupation and Directorships:

•  President and Chief Executive Officer, Kelly Services, Inc. (2017 - 2019)

•  Executive Vice President and Chief Operating Officer, Kelly Services, Inc. (2009 - 2017)

Principal Occupation and Directorships:

•  Director, Huntington Bancshares Incorporated (2017 - present)

•  Director, First Merit Corporation (2013 - 2017)

•  President and Chief Executive Officer, Meadowbrook Insurance Group, Inc. (2002 - 2016)

Education: • Oakland University, MBA • Wayne State University, BSBA	Education: • Detroit College of Law, JD • Wayne State University, BA, Psychology

Mr. Corona served as President and Chief Executive Officer of Kelly from May 2017 until his retirement in September 2019. He had more than 20 years of experience in a variety of executive roles with Kelly, including eight years as Executive Vice President and Chief Operating Officer. Prior to joining Kelly in 1994, he held management roles at Digital Equipment Professional Services Group and Burroughs Corporation. Mr. Corona also serves on the boards of several not-for-profit organizations.

Mr. Cubbin is an attorney with 31 years of experience in insurance law. In 2016, he retired as President and Chief Executive Officer of an insurance company. Mr. Cubbin currently serves as a director of one other publicly held company. In addition to his leadership experience, he brings to the Board expertise in the areas of legal, insurance, management, accounting, actuarial, investment, underwriting, reinsurance, and claims experience.

18        2021 Kelly Proxy Statement

Proposal 1: Election of Directors

JANE E. DUTTON Age: 68 Director since: 2004 Independent	TERRENCE B. LARKIN Age: 66 Director since: 2010 Independent

Board Committees: • Compensation and Talent Management • Governance and Nominating	Board Committees: • Audit • Governance and Nominating (Chair)

Principal Occupation and Directorships:

•  Robert L. Kahn Distinguished University Professor Emeritus of Business Administration and Psychology, The University of Michigan Business School (2017 - present)

•  Robert L. Kahn Distinguished University Professor of Business Administration and Psychology, The University of Michigan Business School (2007 - 2017)

Principal Occupation and Directorships: • Executive Vice President, Business Development, General Counsel and Corporate Secretary, Lear Corporation (2008 - 2020)

Education: • Northwestern University, Ph.D. and MS, Organizational Behavior • Colby College, BA Sociology	Education: • Wayne State University Law School, JD cum laude • Michigan State University, BA (High Honors), Finance

Ms. Dutton is an expert in the field of organizational behavior and has researched and published numerous works on best practices related to engagement, commitment, and productivity of employees. Her understanding of factors contributing to organizational excellence provides the Board with a vital perspective on the Company’s transformation into a specialty talent company.

Mr. Larkin is an attorney with 28 years of experience in a business law practice. He retired in January 2020 as a member of the senior management team of a global manufacturing company with responsibility for legal affairs, internal audit, and global business development for mergers, acquisitions, and joint ventures. Mr. Larkin currently serves on the board of one not-for-profit organization. He brings to the Board a valuable combination of complex problem-solving skills, governance expertise, and global experience.

2021 Kelly Proxy Statement        19

Proposal 1: Election of Directors

LESLIE A. MURPHY Age: 69 Director since: 2008 Independent

Board Committees: • Audit (Chair) • Compensation and Talent Management

Principal Occupation and Directorships:

•  President and CEO, Murphy Consulting, Inc. (2008 - present)

•  Certified Public Accountant

•  Member of AICPA’s Governing Council (2000 - present)

•  Member of NACD Advisory Councils on Audit Committee Issues and Risk Oversight (2012 - present)

•  Director, Detroit Legal News Company (2012 - present)

Education: • University of Michigan, BBA, Accounting

Ms. Murphy is a certified public accountant, former chair of the American Institute of Certified Public Accountants, and former Group Managing Partner of Plante & Moran, LLP, a national accounting firm. The Board has determined that Ms. Murphy qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the leadership skills to chair the Audit Committee. She brings to the Board analytical capability, understanding of the economics and strategic elements of business, and expertise in enterprise risk management and cyber security.

20        2021 Kelly Proxy Statement

Corporate Governance

Corporate Governance

Compliance with Nasdaq Independence Standards for Non-Controlled Companies

Nasdaq, on which the Company’s common stock is listed, has established exemptions from its governance requirements for “controlled companies,” defined as companies in which a single person, entity, or group holds more than 50% of the voting power for the election of its directors. The Company is a “controlled company” by virtue of the fact that the Terence E. Adderley Revocable Trust K (“Trust K”), discussed below, has the power to vote approximately 93.5% of the Company’s outstanding shares of Class B Common Stock.

In keeping with the Company’s historic recognition of the importance of having a majority of independent directors, the Company has elected to comply voluntarily with all the Nasdaq listing standards that otherwise do not apply to controlled companies. Thus, a majority of the Board are independent directors and all members of the three Board Committees, Compensation and Talent Management, Audit, and Corporate Governance and Nominating, are independent (which is a Nasdaq requirement for all listed companies and fully satisfies the Nasdaq independence standards for boards and board committees of non-controlled companies).

Prior to his death in October 2018, Terence E. Adderley, our former Chairman, was the trustee of Trust K. Upon his death, Trust K became irrevocable and, in accordance with the provisions of the trust, Andrew H. Curoe, David M. Hempstead, and William U. Parfet were appointed as successor trustees (the “co-trustees”). The co-trustees are required to act by a majority vote in voting and making investment decisions with respect to the Class B Common Stock held by Trust K. The co-trustees, acting as a majority, have sole voting and investment authority over Trust K and cannot be removed or replaced by the beneficiary(ies) of Trust K.

William U. Parfet, a co-trustee, is the brother of Donald R. Parfet, Chairman of the Board. In determining that Donald R. Parfet is an independent director, the Board considered, among other things, that Donald R. Parfet and William U. Parfet are financially independent of one another, that the co-trustees are required to act by majority vote and that none of the co-trustees serves as an officer or director of the Company or has any personal financial interest in Trust K that could benefit from actions taken by the Board.

Board Leadership and Governance Structure

The Board is responsible for establishing and maintaining the most effective leadership structure for the Company. At the present time, the Board has determined that the roles of the Chairman of the Board and the Chief Executive Officer should be separate, with the Chairman an independent director, because that structure affords independent Board leadership and allows the Chief Executive Officer to concentrate on the Company’s business. Donald R. Parfet serves as Chairman of the Board and Peter W. Quigley serves as Chief Executive Officer.

The Chairman of the Board’s duties include consulting with our Chief Executive Officer, presiding over meetings of the Board and, together with our Chief Executive Officer, presiding over meetings of stockholders. The Chairman of the Board’s duties also include serving as liaison among the Chief Executive Officer and the independent directors, establishing the schedule for Board meetings (in consultation with the Chief Executive Officer), developing and approving agendas for Board meetings, approving the information sent to the Board for meetings, establishing the schedule and agendas for and presiding over meetings of the independent directors in executive session, providing feedback to the Chief Executive Officer on those executive sessions, and facilitating discussions among independent directors on key issues outside of Board meetings.

In the event that the Chairman of the Board is not an independent director, the Company’s Corporate Governance Principles provide that the independent directors will elect one of their number to serve as Lead Director and fulfill many of the Chairman of the Board’s current responsibilities.

The Chief Executive Officer is responsible for managing the business and affairs of the Company, subject to the oversight of the Board. The Chief Executive Officer’s duties include leading the management team, representing the Company externally, consulting with the Chairman of the Board about developments in the Company, and communicating with all directors about key issues outside of Board meetings.

2021 Kelly Proxy Statement        21

Corporate Governance

Board of Directors Majority Independent Independent Chairman of the Board

Audit Committee	Compensation and Talent Management Committee	Governance and Nominating Committee

All Independent	All Independent	All Independent

Committees of the Board

The Board established three standing committees: Audit Committee, Compensation and Talent Management Committee, and Corporate Governance and Nominating Committee. Each committee functions under a written charter adopted by the Board, which is available on the Company’s website at kellyservices.com or to any stockholder who requests a copy. The current members, responsibilities, and the number of meetings each of these committees held in 2020 are shown below.

Audit Committee

Members: All Independent

Leslie A. Murphy (Chair)

Gerald S. Adolph

Robert S. Cubbin

Terrence B. Larkin

Meetings in 2020: 6

The Board unanimously determined that each member of the Audit Committee meets Nasdaq’s “financial sophistication” requirements and that Mr. Cubbin, Mr. Larkin, and Ms. Murphy each has the financial education and experience to qualify as an “Audit Committee financial expert” within the meaning of SEC regulations.

Key Responsibilities:

•  Oversees and reports to the Board with respect to the quality and integrity of the Company’s financial statements, accounting, and financial reporting processes, and audits of the financial statements and internal controls over financial reporting

•  Appoints, approves compensation, and evaluates the qualifications, independence, and performance of the independent auditor

•  Oversees the performance of the internal audit function

•  Oversees the Company’s Enterprise Risk Management Program

•  Monitors the Company’s compliance with legal and regulatory requirements

•  Reviews and approves related party transactions

•  Serves as the Company’s Qualified Legal Compliance Committee

Compensation and Talent Management Committee

Members: All Independent Robert S. Cubbin (Chair) Gerald S. Adolph Jane E. Dutton Leslie A. Murphy Meetings in 2020: 7

Key Responsibilities:

•  Develops the Company’s compensation philosophy

•  Designs and administers the Company’s executive compensation programs and policies that are aligned with business and compensation objectives

•  Determines and approves the annual compensation of the CEO, senior officers, and Section 16 officers

•  Reviews stock ownership requirements for senior officers and Board members and compliance with the requirements

•  Reviews and makes recommendations to the Board concerning director compensation

•  Reviews and advises the Board concerning CEO and senior officer succession planning and developmental opportunities

22        2021 Kelly Proxy Statement

Corporate Governance

Compensation and Talent Management Committee Interlocks and Insider Participation

During 2020, none of the Company’s executive officers served on the Board of Directors of any entities whose directors or officers served on the Company’s Compensation and Talent Management Committee. No current or past executive officers of the Company or its subsidiaries serve on the Compensation and Talent Management Committee.

Corporate Governance and Nominating Committee

Members: All Independent Terrence B. Larkin (Chair) Gerald S. Adolph Robert S. Cubbin Jane E. Dutton Meetings in 2020: 4

Key Responsibilities:

•  Identifies and recommends to the Board, nominees to serve on the Board

•  Monitors the independence of directors of the Board and Board Committees

•  Oversees the Board and Board Committees annual evaluation process, as well as the director peer review

•  Develops and oversees compliance with the Company’s Corporate Governance Principles

•  Reviews and makes recommendations to the Board with respect to corporate governance matters generally

•  Oversees and reports to the Board concerning the Company’s Corporate ESG Strategy

2021 Kelly Proxy Statement        23

Corporate Governance

Risk Governance and Oversight

While management is responsible for managing risk, one of the important functions of the Board and its committees is oversight of risk management. This includes consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in conjunction with the other activities of the Board and its committees.

Risk Governance and Oversight Responsibilities

Board of Directors

Oversees consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. The Board is kept apprised of its committees’ risk oversight activities through reports from the committee chairs presented at regular Board meetings. These reports and Board attention focus on risk management strategy and risks of greatest significance, and seek to ensure that risks assumed by the Company are consistent with the Company’s risk tolerance and risk appetite. Risk oversight is also addressed as part of the full Board’s regular oversight of strategic planning.

Audit Committee	Compensation and Talent Management Committee	Corporate Governance and Nominating Committee

•  Plays a key role in the Board’s risk oversight process, particularly with respect to risks that could have a financial impact, such as financial reporting and disclosure, accounting practices, internal controls, conflicts of interest, and compliance with legal and regulatory requirements

•  Oversees the Company’s risk assessment and enterprise risk management processes

•  Reviews all quarterly and annual reports, including any disclosure of risk factors affecting the business

•  Reviews quarterly updates on the Company’s proactive approach to cyber security from the Information Technology and Internal Audit groups

•  Oversees the performance of the Company’s Internal Audit function

•  Monitors the qualifications, performance, and independence of the Company’s independent auditors

•  Oversees our compensation plans, policies, and practices to ensure alignment with our Executive Compensation Risk Assessment Framework

•  Reviews the Company’s compensation program risk assessment for employee compensation programs and reports to the Board any compensation program that is reasonably likely to have a material adverse effect on the Company

•  Together with the Committee’s independent consultant, provides input to management regarding their annual assessment of potential risks created by our compensation plans, policies, and practices

•  Sets performance goals under our annual and long-term incentive plans that provide an appropriate balance between the achievement of short- and long-term performance objectives, with emphasis on managing the sustainability of the business and mitigation of risk

•  Manages risk associated with CEO and senior officer succession planning

•  Manages risk associated with governance issues, such as the independence of the Board and its Committees, Board and Committee effectiveness and organization, corporate governance, and director succession planning

•  Maintains Corporate Governance Principles and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards and the Company’s Code of Conduct and Insider Trading Policy

•  Annually reviews the Company’s ESG Strategy

•  Reviews the skills and experience of the Board and its committees on a regular basis, and as needed for potential candidates to serve on the Board, to ensure the diversity and relevant experience necessary for an effective Board

•  Evaluates annually the independence of each director under the independence requirements of Nasdaq and applicable SEC regulations

•  Oversees the orientation and education of directors to ensure clear understanding of their Board responsibilities and the Corporate Governance Principles, Code of Business Conduct and Ethics, and the Insider Trading Policy

24        2021 Kelly Proxy Statement

Corporate Governance

Management

Management assesses and manages critical risks, including the execution of the Company’s Enterprise Risk Management (“ERM”) program. The Company’s risk-related departments and functions in collaboration with the Vice President and Chief Risk, Compliance, and Privacy Officer (“Chief Risk Officer”), are responsible for risk assessment and mitigation. With respect to the risk assessment of the Company’s compensation programs, management is responsible for the framework and approach as outlined below under, Risk Assessment of Employee Compensation Programs.

Enterprise Risk Management Program

The Company’s ERM program serves as the primary means of identifying and managing the Company’s key risks. The Company’s ERM team, among other activities, performs assessments of risks to the Company, participates in the development and execution of mitigation programs for critical risks, facilitated the establishment of a corporate risk appetite and tolerance statement, oversees the privacy governance function, and assists in the integration of risk concepts within the Company’s strategic planning process and in alignment with the functional and business risk owners.

The ERM team reports its findings to the Audit Committee on a quarterly basis, providing both written reports and periodic in-person presentations. Its current activities remain focused on mitigation and oversight of specific risk exposures, analysis of the breadth and effectiveness of existing risk management practices, and maturation of measurement and monitoring practices concerning high-priority strategic and operational risks. Current areas of particular emphasis include pandemic response, third-party risk management, integration of risk assessment practices into the Company’s new structure, cyber security, data privacy, wage-hour risk management, and improvements to the Company’s compliance governance practices.

The Company’s Information Technology and Internal Audit groups provide regular quarterly updates to the Audit Committee with respect to the Company’s proactive approach to cyber security and other compliance controls. Controls are reviewed for operational effectiveness and to provide reasonable assurance that: business risk is managed; data, corporate information, and other assets are safeguarded; business processing infrastructure and applications are maintained; and all risks are mitigated to the extent practicable.

In addition to the reports submitted quarterly by the Company’s Chief Risk Officer, the Vice President of Internal Audit independently assesses the Company’s risk management process and separately reports on the effectiveness of the Company’s risk identification, prioritization, and mitigation processes to the Audit Committee.

During 2020, the ERM team played a key role in the Company’s response to the COVID-19 pandemic, leading the core team charged with prioritizing the health and safety of our employees and temporary workers, conducting daily meetings to examine the impact of the pandemic on our business, suppliers and customers, and development of plans for safely continuing operations during the pandemic including remote work and other health and safety measures. The Chief Risk Officer and other senior officers stayed in constant contact with the Board, providing updates on the COVID-19 situation and its impact on the Company at special and regularly planned meetings on at least ten occasions during 2020. During these discussions, the Board provided guidance and support for the Company’s key initiatives to preserve its liquidity and financial flexibility, and mitigate the risks presented by the pandemic and its impact on global markets.

Risk Assessment of Employee Compensation Programs

Annually, at its February meeting, the Compensation and Talent Management Committee reviews management’s Compensation Program Risk Assessment Report. The report is prepared by the Company’s Executive Compensation and Human Resources groups and reviewed by the Company’s Chief Risk Officer. The review and update of the Executive Compensation Program Risk Assessment Framework occurs, as needed, to ensure a robust and comprehensive assessment process. In addition, the Board’s independent compensation consultant reviewed the assessment prepared for the executive compensation section of the report.

2021 Kelly Proxy Statement        25

Corporate Governance

The Company’s Executive Compensation Program Risk Assessment Framework takes into consideration the following guiding factors:

• Short- and long-term incentive performance measures and equity award types do not encourage excessive risk-taking

• A balanced compensation structure that includes an appropriate mix of fixed and variable cash and equity; with a balance of short- and long-term incentive opportunities

•  Performance criteria and corresponding objectives include a balance of performance and the quality of such performance; include the appropriate use of top-line vs. bottom-line metrics; and use annual and long-term measures that complement each other

• Well-designed plans that do not include steep payout curves, uncapped incentive payouts, or misaligned payout timing

• Incentive plans tested for multiple scenarios under realistic assumptions to ensure that potential payouts are reasonable relative to results

• Conduct a thorough and qualitative assessment of the achievement, quality, and sustainability of results

• Benchmarked incentive plan payouts relative to performance, to ensure competitive practices in comparison with a representative peer group and general industry

•  Implementation of risk-mitigating features such as a clawback policy that applies in certain circumstances (e.g., the restatement of financial results) and a policy that requires a portion of the shares received from incentive award payouts to be retained by the participants through ownership/retention requirements

•  Incentive plan governance includes involvement at a variety of levels from the Compensation and Talent Management Committee to various corporate functions including Corporate Governance, Executive Compensation, Finance, HR, Legal, and the Committee’s outside Compensation consultant

•  Potential risk discussed with the Compensation and Talent Management Committee, recorded in Committee minutes, and discussed in the Compensation Discussion and Analysis section of the Company’s Annual Proxy Statement

To assess the risk of employee compensation programs below the executive level, the Company’s Human Resources group implemented a Governance Committee to review and approve plan design and address any significant issues that arise. The Governance Committee utilizes its Global Incentive Plan Design and Risk Mitigation Framework to consider alignment to the Company’s strategy and risks associated with the following elements of the design and implementation of each incentive plan:

•

Linkage of incentive measures with business objectives, analysis of total compensation market data, determination of design elements/payout threshold levels, potential range of payouts, and timely and accurate tracking of performance data

•	Modeling, approval, and communication of incentive plans
•	Calculation, audit, approval, and communication of incentive payments
•	Annual plan reviews to ensure planned design updates align with business goals and budgets, and do not present a material risk to the Company

After due consideration of management’s 2020 Compensation Program Risk Assessment Report, the Compensation and Talent Management Committee concluded that the Company’s compensation programs do not create a reasonable likelihood of a material adverse effect on the Company.

26        2021 Kelly Proxy Statement

Corporate Governance

Kelly’s ESG Strategy

The challenges of 2020 due to the pandemic resulted in strategic alignment for many companies to remain competitive. However, Kelly’s business continuity processes and strategic sustainability approach facilitated an increase in business opportunities in such a volatile global environment. In 2018, Kelly conducted a materiality assessment that helped define the policies and guidelines used to develop our sustainability agenda. This process helped us identify the main concerns and actions needed to focus on supporting the Triple Bottom Line(1). Our materiality assessment analyzed an exhaustive list of sustainability issues that cover all aspects of our business, considering Environmental, Social, and Governance (“ESG”) issues related to external standards(2). Through this process, we identified stakeholders’ expectations and prioritized the most relevant topics upon which we developed our Corporate Sustainability Strategy.

(1)

The Triple Bottom Line (“TBL”) is a concept that includes social and environmental considerations to the business model, in addition to the financial ones. It measures a company’s degree of social responsibility, its economic value, and its environmental impact.

(2)

The Global Reporting Initiative (“GRI”), EcoVadis Assessment, CDP (formerly Carbon Disclosure Project), Sustainable Development Goals, UN Guiding Principles of Human Rights, UN Global Compact, and the World Employment Confederation.

Based on six key pillars, our Sustainability Strategy focuses on an ESG structure that is aligned with our critical business values:

•	Environmental: Occupational Health and Safety; Environment
•	Social: Employees and People; Supply Chain and Customer Relations; Engagement
•	Governance: Ethics and Business Conduct; Communication and Reporting

As we continue developing and monitoring our Sustainability Strategy, we work closely with cross-functional areas to assess our outreach and impact, considering an interdisciplinary perspective. We also formalized the oversight of our ESG efforts through a sustainability governance committee represented by executive leaders and overseen by the Corporate Governance and Nominating Committee of the Board. Kelly’s governance team met multiple times in 2020 to drive strategy and provide decision-making guidance to the ESG team. The ESG leader represents the team in meetings with the Corporate Governance and Nominating Committee and the full Board to review the ESG framework and the Company’s progress toward achieving goals. The Corporate Governance and Nominating Committee supports and encourages Kelly’s commitment to ESG matters through discussions and recommendations for continued improvements in these important areas.

2021 Kelly Proxy Statement        27

Corporate Governance

In 2020, we continued to engage with our customers and suppliers worldwide, and formalized ESG requirements on the supplier risk assessment methodology in order to evaluate their commitment to these issues and opportunities. We conducted a third-party risk analysis gap assessment to identify supplier performances and capabilities to assess risk considering ESG. As a result of the assessment, we redesigned our responsible supply chain management approach to better align to sustainable management standards.

2020 Achievements

During 2020, we continued our focus to improve Kelly’s ESG performance. Listed below are key outcomes in each area for the year. These results may have been impacted by COVID-19.

Environmental

2020 Goal

•	Reduce carbon emissions 3% in comparison to 2017 baseline by December 2020.
–	Partially achieved: Our scope 2 and 3 emissions were reduced 3%+ in comparison to our 2017 baseline. However, scope 1 emissions have varied over the past 3 years.
•	Scope 1 direct emissions from natural gas accounted for 762 metric tons of CO2e, remaining consistent with last year’s emissions (applies to U.S. Headquarters(1) location).
•	Scope 2 indirect emissions from the purchase of electricity in our operations accounted for 4,149 metric tons of CO2e, reduced by 17% from emissions last year (applies to U.S. Headquarters location).
•	Scope 3 emissions from employee business travel were 682 metric tons of CO2e. This represented a 75% reduction from last year (applies to U.S., Canada, and Switzerland Headquarters locations).

(1)	U.S. Headquarters location includes: the Headquarters, Annex, Lindsey, and Kirts buildings.

Additional achievements for 2020

•	Over the last seven years, we have reduced our corporate campus building’s carbon footprint by 26%.
•	Energy consumption in our offices has decreased 19% between 2013 to 2020.
•

We held our first virtual carbon neutral event, where we avoided an estimated 28 tons of CO2 emissions to the environment and engaged our suppliers and internal network to plant 3,200+ trees in Sydney, supporting local reforestation initiatives from Australia wildfires.

•	70.13 tons of waste was recycled in our corporate campus.
•

Our Kelly Anywhere platform allowed employees to transition to remote working rapidly and effectively, ensuring business continuity and the health and safety of our employees during the COVID-19 response.

•	We deployed our Emergency Management Team to rapidly respond to the COVID-19 pandemic.
•	Our Absolute Zero program recorded the lowest recordable incident rate in our history.

Social

2020 Goal

•	Engage: 4,000 hours of volunteer work and 20% of participation by December 2020.
–	Achieved: Exceeded our service day volunteer hours goal with 605 employees contributing over 4,700 volunteer hours in social impact.
•	Define an overall strategy and roadmap (2021-2023) on Inclusion and Diversity (“I&D”) by December 2020.
–	Achieved: Kelly begins 2021 with an overall strategy for I&D.

Additional achievements for 2020

•

Kelly’s CEO, Peter Quigley signed the CEO Action for Diversity and Inclusion pledge, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace, standing with almost 2,000 other CEOs.

•	We launched Equity@Work, a bold initiative aimed at breaking down barriers to access meaningful work.
•

Our new program Kelly Discover serves as an engagement platform solution for Equity@Work that strives to create a more equitable and accessible labor market from underrepresented talent. It will reduce the gap by creating opportunities for neurodiverse and opportunity talent (e.g., persons with autism and other disabilities, Veterans, formerly incarcerated individuals, and other individuals from traditionally untapped talent pools).

28        2021 Kelly Proxy Statement

Corporate Governance

•	Approximately $59,000 USD contributed to social development initiatives.
•	The Kelly Relief Fund provided financial support to 41 of our employees affected by natural or human-made disasters, contributing more than $26,000 USD through grants.
•

We formalized five Affinity Groups in 2020, and a sixth group was established in early 2021. The Affinity Groups promote a culture of inclusion by celebrating differences, creating an environment where everyone feels encouraged to be their authentic selves, and supporting the professional development of employees.

•	We established an Inclusion Council, a cross-functional group to support the development of our I&D strategy.
•	Our Diverse Global Supplier Network connected approximately 450 certified small and diverse suppliers to our Kelly network in 2020.
•	COVID-19 response:
–

Protecting the health and safety of employees during the COVID-19 crisis was our top priority, and in response we implemented significant operating environment changes that we determined were in the best interest of our employees and talent, as well as the communities in which we operate, and which comply with government regulations. This includes having the vast majority of our internal employees work from home, while implementing additional safety measures for employees and talent continuing critical on-site work.

–

Provided immediate and frequent communications to all employees using multiple channels that included: emails, text messages, social media, periodic webcasts, and leadership messages. Developed a specific page on our web site and launched the Kelly Cares Hotlines to facilitate and stay connected through updated information and active communications.

–

We partnered with health care providers to offer special medical plans and benefits to our employees during the outbreak; some benefits included: waiving COVID-19 treatment cost, provided testing at no cost, and facilitated access to medications.

–	The Kelly Learning Center extended well-being training on topics such as stress, anxiety management, remote work readiness, among others.
–	Created portal for employees to share stories of success and best practices with talent, customers, and suppliers to help others navigate through similar situations during pandemic conditions.
–	Established and communicated detailed plans for the return of employees to the workplace, to ensure employee confidence in a safe workplace.

Governance

2020 Goal

•	Actively and formally communicate our non-financial and sustainability performance to all stakeholders (employees, investors, community, authorities, customers, etc.) by December 2020.
–

Achieved: In May 2020 we published our 2019 Sustainability Report, prepared in accordance with the GRI Standards: Core Option, the Communication on Progress according to the United Nations Global Compact Guidelines. The report formalizes and discloses our Corporate Sustainability Strategy aligned to ESG framework.

Additional achievements for 2020

•

All committees of the Board of Directors: Audit, Compensation, and Governance and Nominating, became fully independent (which is a Nasdaq requirement for all listed companies and fully satisfies the Nasdaq independence standards for boards and board committees of non-controlled companies).

•	44% of the Board’s Directors are diverse, representing women or ethnically diverse members.
•	97% of employees signed the Code of Business Conduct and Ethics.
•	96% of our suppliers signed the supplier Code of Business Conduct.
•	We adopted an integrated ESG reporting framework to disclose our sustainability performance, in which we aligned to GRI, SASB, and UNGC standards.

External assessments

External assessments, like EcoVadis and CDP, help Kelly align its corporate sustainability initiatives to the expectations of our customers, as well as to accurately report results. Since 2018, we have adopted international sustainability standards such as GRI, UNGC, SASB to ensure consistency, accountability, and transparency on our annual goals and impact. We also participate in external assessments such as EcoVadis, CDP, Human Right Campaign Foundation’s Corporate Equality Index (“CEI”), Responsible Business Alliance (“RBA”), and the ISS Corporate Solutions (“ICS”), which measures our sustainability performance and provides recommendations on our strategy implementation.

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Corporate Governance

•	EcoVadis achievements:
–	Recognized as a Silver Supplier for third consecutive year.
–	Increased our score by 20 points since 2017.
–	Ranked top 6% and 91st percentile of companies assessed on environment, labor and human rights, ethics, and sustainable procurement.
–	Placed in top 8% for ethics and top 5% for sustainable procurement categories.

The Company’s current Sustainability Report is available for viewing in its entirety on kellyservices.com. We plan to publish our 2021 report in early May 2021.

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Corporate Governance

Human Capital

Kelly is a talent solutions company dedicated to connecting people to work in ways that enrich their lives and our employees are critical to achieving this noble purpose. In order to compete and succeed in a highly competitive and rapidly evolving market, it is crucial that the Company attracts and retains experienced internal employees, as well as talent to work for our customers. As part of these efforts, we strive to offer competitive total rewards programs, foster an equitable, inclusive, and diverse environment, and give employees the opportunity to give back to their communities and make a social impact.

First and foremost, is the Company’s commitment to the health, safety, and wellness of our employees and talent. The success of our business is fundamentally connected to the well-being of our people. Accordingly, in response to the COVID-19 pandemic, the Company implemented significant operating environment changes determined to be in the best interests of our employees and talent, as well as the communities in which we operate, and compliant with government regulations. This includes having most of the Company’s internal employees work from home, while implementing additional safety measures for employees and temporary employees continuing critical on-site work.

As of January 3, 2021, we employed approximately 1,000 staff members at our corporate headquarters in Troy, Michigan, approximately 3,300 staff members in other locations in the United States, and an additional 2,800 in our international locations. While the Company’s retention of employees improved year-over-year, it still lags our comparable external benchmarks. Retention rates for employees identified as high performing and high potential align with our comparable external benchmark.

In addition to our internal employees, the Company recruits talent on behalf of customers on a global basis. In 2020, we placed nearly 370,000 individuals in positions with our customers. In all of these instances, Kelly remains the employer of record for all talent working at customer locations. The Company retains responsibility for all assignments, wages, benefits, workers’ compensation insurance, as well as the employers’ share of applicable payroll taxes, and the administration of the employees’ share of these taxes. We also offer our talent access to competitive health and benefit programs while working with us.

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Corporate Governance

The Company is committed to providing competitive, equitable and fiscally responsible total rewards programs to our employees. Compensation programs are designed to attract, retain, and reward talented individuals who possess the skills necessary to achieve our strategic goals and create long-term value for our stockholders. We provide employees with competitive compensation opportunities, with strong pay-for-performance linkages that include a mix of base salary, short-term incentives and, in the case of our more senior employees, long-term equity awards. We believe that our programs provide fair and competitive opportunities that align employee and stockholder interests. In addition to cash and equity compensation, we also offer employees competitive benefits such as life and health (medical, dental and vision) insurance, paid time off, wellness benefits, and defined contribution retirement plans. Pay and benefits programs provided to our international employees are in line with competitive local practice.

Since 1947, our founder fought to increase access to work for women and advocated for the value temporary and independent workers bring to the workplace. Today, we continue a commitment to fostering an inclusive and diverse workforce. A significant majority of Kelly’s U.S. workforce are women, including a majority of director and above roles. We believe an inclusive environment with diverse teams creates a workplace that is conducive to producing more creative solutions, results in better, more innovative products and services and presents Kelly as a workplace leader, aiding our ability to attract and retain key talent. We focus on cultivating a culture of belonging, where everyone feels welcomed and respected and can thrive as we work together.

We consider sustainability to be a guiding principle in strengthening the relationship with our global workforce, suppliers, and customers. Through our programs and initiatives, we seek to contribute to improving the quality of life of our employees, their families, as well as the communities in which they live and work. Designed on the concept of social investment, our approach ensures the creation of future development capacities instead of aiding on isolated occasions. We support initiatives where our employees can actively engage in the causes they believe in that are also connected to our sustainability strategy. Through our Equity@Work platform, we are living our commitment to ensure equitable access to work and growth for all by creating alliances with like-minded companies, policy groups and institutions to positively impact the way companies hire, advance, and help more people thrive.

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Corporate Governance

Director Attendance

We expect directors to attend the Annual Meeting of the Stockholders, all Board meetings, and all meetings of the committees on which they individually serve. The Board held ten meetings during 2020. All directors then in office attended the 2020 Annual Meeting of Stockholders. In response to COVID-19 and to ensure a safe meeting environment, the Company conducted its 2020 Annual Meeting of Stockholders as a fully virtual meeting. In addition, all remaining 2020 Board and committee meetings were held virtually. Director attendance averaged 90% of the aggregate number of meetings of the Board of Directors and the committees on which they served during 2020. The majority of directors attended 100% of all Board and committee meetings on which they individually served in 2020. Mr. Wada completed his service as a director as of the date of the 2020 Annual Meeting. The independent directors met in executive sessions at which only they were present at least six times during 2020.

Size of the Board

Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the number of directors constituting the Board may be fixed by the Board within the range of five to eleven directors. The size of the Board should not exceed a number that, as determined by the Board, will permit it to function efficiently in discharging its duties. There are currently nine members of the Board. Election of all director nominees will result in a nine-member Board immediately following the Annual Meeting.

Director Tenure

The Board does not have term or age limits. The Board believes that the contributions and insight of tenured directors into the Company’s operations and strategy outweigh the perceived value of such limits and facilitate Board effectiveness.

Director Service on Outside Public Company Boards

While there is no specified limit on the number of other public company boards on which a director may serve, the number of board memberships is a consideration, along with any other time commitments a director or nominee may have, in determining his or her ability to serve effectively. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and have an intention to serve an appropriate length of time in order to make a meaningful contribution to the Board and the Company. A director should engage in discussion with the Chair of the Corporate Governance and Nominating Committee prior to accepting an invitation to serve on an additional public company board or accepting an invitation to chair a committee of a public company board on which he or she currently serves.

Director Orientation and Continuing Education

Management, working with the Corporate Governance and Nominating Committee, provides an orientation program for new directors. The program includes a review of the Company’s business, history, vision, Noble Purpose, strategic direction, competitive landscape, core values, ethics, corporate governance practices, financial matters, key policies, and senior leadership. The program consists of, as appropriate, review of written materials, briefings by the senior management, and visits to Company facilities. Directors are also encouraged to participate in continuing director education programs that include formal education sessions with management subject matter experts and participation in industry forums on business, financial, accounting, legal, and other subjects relevant to the Company’s business. The Company reimburses reasonable costs and expenses incurred by directors for continuing education.

Board, Committee, and Peer Evaluation

The Board recognizes that a robust and constructive evaluation process is essential to good governance and effectiveness. The Corporate Governance and Nominating Committee organizes and oversees an annual evaluation by the Board and its committees of their performance. The evaluation facilitates an examination and discussion by the

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Corporate Governance

entire Board and each committee of its effectiveness in fulfilling its charter requirements and other responsibilities, its performance as measured against the Company’s Corporate Governance Principles, and areas for improvement. From time to time the evaluation may also include individual director assessments.

In 2020, the Corporate Governance and Nominating Committee engaged an independent external advisor to conduct Board and committee evaluations, and a director peer review. The process included the completion of an online self-evaluation with both rated and open-ended questions, followed by confidential individual interviews with each director to elicit views on Board and committee effectiveness. During the one-on-one interviews, the independent advisor also asked each director to provide feedback on peer contributions to the Board’s effectiveness. This process was to encourage candid feedback from directors regarding the actions of the Board and its standing committees. All of the Board’s nine directors participated in the process. Prior to being presented to the Board, the external advisor aggregated results of the evaluation and interviews, anonymizing and randomizing responses, to promote healthy Board dynamics and best practices in corporate governance. The external advisor then presented a summary to the full Board and identified themes and issues that emerged from the evaluation or individual interviews. The Board and each committee discussed evaluation outcomes in executive session to determine what actions could further enhance its operations.

Code of Business Conduct and Ethics

The Board is committed to the highest legal and ethical standards and adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all directors, officers, and employees. The Code of Conduct forms the foundation for compliance with corporate policies and procedures and helps individuals recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report any concerns, promote honest and ethical conduct, provide full, fair, and timely disclosure, comply with applicable law and regulations, and help foster a culture of honesty and accountability. The Code of Conduct addresses conflicts of interest; anti-bribery/anti-corruption; insider trading; corporate opportunities; confidentiality and privacy; external communications; protection and proper use of assets; fair dealing; contract management; acceptable behavior in the workplace; corporate sustainability; compliance with laws, rules and regulations; risk tolerance; anti-human trafficking and slavery; seeking advice and reporting concerns; outside activities; political contributions; public company reporting requirements; and other policies. The Code of Conduct includes an enforcement mechanism.

The full text of the Code of Conduct is on the Company’s website at kellyservices.com. This information is available in print to any stockholder who requests it from the Company’s Investor Relations department. The Company will disclose future amendments to the Code of Conduct for its directors and executive officers on its website or by filing a current report on Form 8-K within four business days following the date of amendment, or such earlier period as may be prescribed by Nasdaq or the SEC.

Related Person Transactions and Certain Relationships

Pursuant to the Company’s Code of Conduct, any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Vice President of Internal Audit or to the General Counsel. In addition, directors and executive officers must complete a quarterly questionnaire that solicits information regarding any transactions or relationships between themselves or their immediate family members and the Company of the types described in Item 404(a) of SEC Regulation S-K (“Related Party Transactions”). Directors and executive officers must seek a determination and obtain prior authorization or approval of any potential conflict of interest (including any Related Party Transaction) from the independent Audit Committee. The Audit Committee, pursuant to its charter, is tasked, among other things, with the responsibility to review Related Party Transactions and other potential conflicts of interest involving directors and executive and senior officers. The Company maintains a formal written policy addressing the reporting, review, and approval or ratification of transactions with related persons.

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Director Compensation

Director Compensation

Our approach to director compensation is to appropriately compensate our non-employee directors for the time, expertise, and effort required to serve as a director of a large, complex company and to align the interests of directors with those of stockholders. Compensation levels for our non-employee directors are periodically reviewed for market competitiveness. Non-employee directors receive compensation payments after election by stockholders at the Annual Meeting. Non-employee directors who begin their Board or committee chair service other than at the Annual Meeting receive a prorated amount of annual compensation.

Director Compensation Design

The Compensation and Talent Management Committee typically reviews non-employee director compensation in alternating years. In 2018, the Compensation and Talent Management Committee most recently engaged its independent compensation consultant, Pay Governance, to evaluate its non-employee director compensation. Pay Governance conducted a comprehensive review of the most recent proxy filings of the Company’s peer group and general industry to assess the competitiveness of the Company’s non-employee director compensation. Based on the results of the review, the Committee approved an increase in the value of the equity portion of the annual retainer in 2018. No changes were made to non-employee director compensation in 2019. At its May 6, 2020 meeting, the Board elected to voluntarily reduce, by 33.3%, the cash portion of its Annual Base Retainer and Committee Chair Fees for 2020 in consideration of recent expense mitigation actions taken by management during COVID-19. The compensation of our non-employee directors will next be reviewed in 2021, with the assistance of Pay Governance. The following table illustrates our 2020 non-employee director compensation, including the temporary reduction to the cash portion:

	Annual Base Retainer		Board Leadership Positions – Additional Retainer (Committee Chairs)
	Non- Employee Directors	Chairman of the Board	Audit Committee	Compensation & Talent Management Committee	Corporate Governance & Nominating Committee

Cash	$66,667	$100,000	$13,333	$10,000	$6,667

Equity (Kelly Class A Stock - $ Value)	$110,000	$165,000	—	—	—

TOTAL	$176,667	$265,000	$13,333	$10,000	$6,667

Under the Company’s amended and restated Equity Incentive Plan (“EIP”), the Board of Directors must periodically determine the percentage of the base retainer that will be issued to non-employee directors in shares of Class A Common Stock. The Compensation and Talent Management Committee and Board of Directors approved fixing the portion of the annual base retainer that is paid in cash at $100,000, and the portion paid in equity at $110,000 (cash portion of $150,000 and equity portion of $165,000 for the Chairman of the Board). However, as stated above, for 2020 the cash portion of $100,000 was reduced by 33.3% to $66,667 (cash portion of $150,000 was reduced by 33.3% to $100,000 for the Chairman of the Board).

Stock Ownership Requirements

Non-employee directors are subject to a stock ownership requirement that is a minimum fair market value of four times the value of the cash portion of the annual retainer (which currently equates to $400,000). The requirement was not reduced for 2020, even with the temporary reduction in the cash portion of director compensation. All directors are compliant with the Company’s stock ownership requirements.

Non-Employee Directors Deferred Compensation Plan

The Company established the Non-Employee Directors Deferred Compensation Plan (“DDCP”), which provides non-employee directors with the opportunity to defer all or a portion of all fees payable to them, pursuant to a valid deferral election. The DDCP is a non-qualified plan that allows for the deferral of all or a portion of annual cash

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Director Compensation

payments to a notional account with investment fund choices that mirror those provided to participants in the Company’s Management Retirement Plan (“MRP”). In addition to those fund choices, the Plan also includes the option to defer annual cash payments into Company common stock units. Non-employee directors may also elect to defer all or a portion of their annual stock retainer into Company common stock units. Participants may elect to receive distributions from their DDCP account at the time they cease to be a director of the Company or at a future date that is between one and ten years following the date they cease to be a director of the Company. Non-employee directors can elect to have distributions from the DDCP made in either a lump sum or in annual installment payments made over a two-to-ten-year period.

The following table sets forth the compensation paid during 2020 to the Company’s non-employee directors. Mr. Quigley received no compensation for his services as a director in 2020. Mr. Quigley’s compensation as President and Chief Executive Officer is disclosed in the Compensation Discussion & Analysis section of this Proxy Statement.

2020 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Carol M. Adderley	$66,667	$110,000	—	—	$12,808	—	$189,475

Gerald S. Adolph	$66,667	$110,000	—	—	$58,202	—	$234,868

George S. Corona(3)	$55,556	$91,667	—	—	$36,027	—	$183,250

Robert S. Cubbin	$76,667	$110,000	—	—	$37,232	—	$223,899

Jane E. Dutton	$66,667	$110,000	—	—	$124,776	—	$301,443

Terrence B. Larkin	$73,333	$110,000	—	—	—	—	$183,333

Leslie A. Murphy	$80,000	$110,000	—	—	$51,232	—	$231,232

Donald R. Parfet	$100,000	$165,000	—	—	—	—	$265,000

(1)	One of our directors deferred the following amounts from her 2020 cash retainer fee: Ms. Dutton - $66,667.

(2)

Represents the aggregate fair market value of grants awarded on May 6, 2020. Each director, except for Mr. Corona, received a grant of 8,587 shares of the Company’s Class A Common Stock having a fair market value of $12.81 per share. For Mr. Corona, amount represents the fair market value of grant awarded to him on July 1, 2020 in the amount of 6,206 shares having a fair market value of $14.765 per share. Ms. Adderley deferred 25% of her 2020 annual stock grant into deferred common stock units. Each of Mr. Adolph, Mr. Corona, Mr. Cubbin, Ms. Dutton, and Ms. Murphy deferred 100% of their 2020 annual stock grant into deferred common stock units.

(3)

Mr. Corona became eligible to receive compensation as a director effective July 1, 2020 and received prorated director compensation for 2020. Prior to that date, he received compensation as a non-executive employee for the first six months of 2020.

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Beneficial Ownership of Shares

Beneficial Ownership of Shares

The following table sets forth, as of March 29, 2021, (i) the beneficial ownership of the Company’s Class B Common Stock by each person known by the Company to own beneficially more than 5% of the Class B Common Stock, and (ii) the beneficial ownership of the Company’s Class A and Class B Common Stock by (a) each director (each of whom is a nominee for election as a director at the Annual Meeting), (b) each of the named executive officers, and (c) all directors and executive officers as a group.

Greater than Five Percent Class B Stockholders	Class B Common Stock
	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Class

Terence E. Adderley Revocable Trust K	3,139,940	93.5%

Directors and Named Executive Officers	Class A Common Stock			Class B Common Stock
	Number of Shares and Nature of Beneficial Ownership		Percent of Class	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Directors:

Carol M. Adderley	326,835	(2)(3)	0.9	425	(2)	*

Gerald S. Adolph	17,065	(3)	*	100		*

George S. Corona	109,820	(3)	*	100		*

Robert S. Cubbin	34,935	(3)	*	100		*

Jane E. Dutton	36,950	(3)	*	100		*

Terrence B. Larkin	31,836		*	100		*

Leslie A. Murphy	39,411	(3)	*	100		*

Donald R. Parfet	46,555		*	100		*

Named Executive Officers: Peter W. Quigley (also a director)	150,612		*	100		*

Olivier G. Thirot	88,536		*	10		*

Daniel H. Malan	43,280		*	-		*

Dinette Koolhaas	8,010		*	-		*

Tammy L. Browning	8,064		*	-		*

All directors and executive officers as a Group (20 persons)	1,040,652		2.9	1,235		0.0

*	Less than 1%

(1)

This information is based on the Schedule 13D (the “13D”) filed with the SEC on October 19, 2018 on behalf of the Terence E. Adderley Revocable Trust K (“Trust K”) and the three co-trustees of Trust K. Trust K was created by Terence E. Adderley, the Company’s former Chairman of the Board, during his lifetime as a revocable trust, with Mr. Adderley serving as the trustee of and retaining the right to revoke the trust during his lifetime. Mr. Adderley funded Trust K, including a gift of 3,139,940 shares of Class B Stock. Mr. Adderley died on October 9, 2018, at which time the trust became irrevocable. In accordance with the provisions of Trust K, Andrew H. Curoe, David M. Hempstead and William U. Parfet, were appointed as successor co-trustees of Trust K following Mr. Adderley’s death. They are required by the provisions of Trust K to act by majority vote to exercise voting or investment power over the Class B stock held by Trust K and have stated in the 13D that the filing is not an admission that the co-trustees are beneficial owners of such Class B stock. Mr. Curoe may be deemed the beneficial owner of an additional 42,825 shares of Class B Stock held by trusts where Mr. Curoe acts as trustee or co-trustee, including ten trusts holding 100 shares of Class B Stock each, and one trust holding 41,825 shares of Class B Stock. The business address of the Terence E. Adderley Revocable Trust K and each of Messrs. Curoe, Hempstead and Parfet is c/o Andrew H. Curoe, 6th Floor at Ford Field, 1901 St. Antoine Street, Detroit, Michigan 48226.

(2)

Includes 165,153 shares of Class A stock and 200 shares of Class B stock held in two separate trusts of which Ms. Adderley is one of two individual trustees with Comerica Bank & Trust, N.A. as Corporate Trustee.

(3)

Includes 4,179 shares for Ms. Adderley, 13,038 shares for Mr. Adolph, 6,206 shares for Mr. Corona, 24,105 shares for Mr. Cubbin, 20,350 shares for Ms. Dutton, and 16,716 shares for Ms. Murphy indirectly held in the Company’s Non-Employee Directors Deferred Compensation Plan.

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Beneficial Ownership of Shares

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.

Based solely upon a review of filings for fiscal year 2020 with the SEC and related written representations that no other reports were required, we believe that all Section 16(a) reports were filed on a timely basis.

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Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation

Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation

As described in the following Compensation Discussion and Analysis, our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders by tying a significant portion of the compensation they receive to Company performance, and by providing a competitive level of compensation in order to attract, retain, and reward executive officers, who are critical to the long-term success of our business. Under these programs, our named executive officers are rewarded for the Company’s financial performance, individual performance, and long-term value creation, as well as to facilitate retention, and reflect market realities. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.

As required by Section 14A of the Exchange Act, this proposal, commonly referred to as a “say-on-pay” proposal, seeks a stockholder advisory vote on our named executive officers’ compensation, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K and in the Compensation Discussion and Analysis, through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory and, therefore, not binding on the Company. Our Board of Directors and our Compensation and Talent Management Committee value the opinions of our stockholders and consider the result of the advisory vote in designing and evaluating our executive compensation programs.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this Proxy Statement provides an overview of our executive compensation philosophy and objectives. This section describes the material elements of our executive compensation programs, the compensation decisions the Compensation and Talent Management Committee (the “Committee”) made under those programs, key factors considered, and details of the compensation paid to our named executive officers.

The Compensation Discussion and Analysis is organized in the following sections:

1.	2020 Named Executive Officers
2.	Executive Summary
3.	Executive Compensation Philosophy, Objectives, and Design
4.	Process for Determining Executive Compensation
5.	Compensation Programs: Decisions and Actions in 2020
6.	Governance of Executive Compensation Programs
7.	Compensation and Talent Management Committee Report

2020 Named Executive Officers

Our named executive officers for 2020, as defined by the SEC, were as follows:

Name	Title

Peter W. Quigley	President and Chief Executive Officer

Olivier G. Thirot	Executive Vice President and Chief Financial Officer

Daniel H. Malan	Senior Vice President and President Science, Engineering, and Technology (“SET”)

Dinette Koolhaas	Senior Vice President and President International

Tammy L. Browning	Senior Vice President and President Outsourcing and Consulting (“OCG”)

Executive Summary

Fiscal 2020 Performance

Kelly’s philosophy as a talent company is rooted in the conviction that our business makes a difference on a daily basis – in the lives of our employees and talent networks, for our customers, in the local communities we serve, and in the broader economy. The COVID-19 pandemic and related containment measures resulted in significant shifts in most aspects of the economy and the way people work and live. While the pace of change was unprecedented and the resulting impacts to be determined, our Noble Purpose, “We connect people to work in ways that enrich their lives,” continues to guide our strategy and actions. Kelly remains committed to being a leading talent solutions provider among the talent in our specialty areas and in the global markets where we compete. As we navigate the continued uncertainty, we will continue to demonstrate our expected behaviors and actions:

•	Employ a talent-first mentality
•	Relentlessly deliver for customers
•	Grow through discipline and focus
•	Deliver efficiency and effectiveness in everything we do

The COVID-19 pandemic had a global impact on industries, businesses, communities, families, and individuals. As implications of the pandemic became evident in the first quarter of 2020, we took immediate action to protect the health and safety of our most important asset, our full-time and temporary employees. We also took proactive steps in response to the crisis to reduce spending, minimize layoffs, and bolster the strength and flexibility of Kelly’s finances. These actions included:

•	a 10% temporary pay cut for full-time salaried employees in the U.S., Puerto Rico, and Canada, in addition to certain actions in Europe and Asia Pacific;

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Compensation Discussion and Analysis

•	substantially reduced CEO compensation and reduced compensation of 10% or more for senior leaders;
•	temporary furloughing and/or redeployment of some employees until business conditions improved;
•	suspension of the Company match to certain retirement accounts in the U.S. and Puerto Rico;
•	reduction of discretionary expenses and projects, including capital expenditures; and
•	a hiring freeze with the exception of critical revenue-generating positions.

As noted earlier in this Proxy Statement, Kelly’s Board voluntarily reduced the cash portion of their 2020 Annual Retainer and Committee Chair Fees by 33.3% to show support and alignment with the actions of management.

The above-described actions generated substantial cost savings and allowed us the time necessary to assess the variety of impacts the crisis had on our business. These initial actions were intentionally broad in scope and as we moved forward, our actions targeted the areas of business where demand declines are more significant and persistent. Actions such as the 10% pay cut, compensation adjustments for senior leaders, and temporary furloughs ended early in the fourth quarter of 2020. The suspension of the Company match to retirement accounts ended in January 2021 and other steps, such as reductions in discretionary spending, capital expenditures, and carefully managing staffing levels in non-revenue generating positions, will continue. In addition, we benefited from CARES Act provisions allowing deferral of employer social security tax payments. In the fourth quarter of 2020, management reduced staffing levels to align with expected revenue levels.

Given the level of uncertainty surrounding the duration of the COVID-19 pandemic, the Board also voted to suspend the quarterly dividend effective May 2020 until conditions improve and continues to assess future actions with respect to our dividend policy.

The impact of the current economic slow-down resulting from the COVID-19 crisis began in March 2020 and continued through the end of 2020 as the effect of the pandemic response slowed global economic activity. We expect a continued impact on revenues through the first quarter of 2021 as demand for our services gradually recovers from the economic slowdown and the effects of customer and talent concerns related to operating safely during a pandemic.

While the severity of the economic impacts and their duration cannot be precisely predicted, we believe that the mid-term impacts on how people view, find, and conduct work will continue to align with our strategic path. As a result, we continued to move forward with our specialization strategy, reinventing our operating model and reorganizing our business into five distinct reporting segments. These specialties represent areas where we see the most robust demand, the most promising growth opportunities, and where we believe we excel in attracting and placing talent. Our new segments also reflect our desire to shift our portfolio toward high-margin, higher-value specialties.

Kelly’s business included these specialties for many years, but our new operating model represents a new approach – one that brings together both staffing and outcome-based pieces of a specialty under a single specialty leader and aggregates assets to accelerate specialty growth and profitability. We believe this new specialty structure gives us greater advantages in the market, and we expect our disciplined focus to deliver profitable growth coming out of the crisis. In addition, we intend to invest in strategic, targeted M&A opportunities in our specialties, while optimizing our portfolio, as demonstrated by the acquisition of Greenwood/Asher & Associates in the fourth quarter and the sale of our operations in Brazil during the third quarter.

Faced with market conditions that may temporarily delay our growth efforts, Kelly continues to focus on accelerating the execution of our strategic plan and making necessary investments to advance that strategy.

•	We are advancing our digital transformation journey, building a technology foundation to sustain growth.
•

We are capturing a larger share of voice in the marketplace, using television spots and targeted social media campaigns to re-introduce Kelly to companies, highlight our specialty skills sets, and showcase our refreshed brand.

•	We affirmed our commitment to better understand and support our talent, introducing our five-point Talent Promise and reallocating resources to be solely focused on the temporary worker experience.
•

Using our unique position in the middle of the supply and demand equation, we are breaking down long-standing, systemic barriers that make it difficult for people to secure enriching work. Our new platform, called Equity@Work, is a powerful extension of our Noble Purpose and will help more people flow into Kelly’s talent pools, while also helping families, communities, and economies thrive.

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Compensation Discussion and Analysis

While the COVID-19 pandemic has resulted in uncertainty in the economy and the labor markets that will affect our near-term financial performance, we identified long-term measures to gauge our progress, including:

•	Revenue growth (both organic and inorganic)
•	Earnings from Operations
•	Gross profit rate improvement
•	Conversion rate and EBITDA margin improvement

Key Executive Compensation Program Highlights for Fiscal 2020

We believe compensation should align with and enhance long-term shareholder value. Our pay-for-performance philosophy ensures that a significant portion of compensation for our senior officers is “at risk” and reflects our business performance. Our named executive officers experienced the following outcomes for 2020 as a result of Company performance and management’s decisions and actions in response to the pandemic:

•	Majority of named executive officers voluntarily took base salary reductions that were greater than the 10% reduction for salaried employees, of up to 20%, and a 33.3% reduction taken by our CEO
•	Temporary base salary reductions were in place for just over half of 2020 and were not reimbursed
•	Named executive officers did not receive base salary increases during 2020
•	The 2020 STIP was not implemented and as a result, no payouts were made to named executive officers
•	No Performance Shares were earned under the 2018-2020 LTI Awards
•	The 2020 LTI Award was granted at a reduced award opportunity (50% of typical levels)
•	Company match to the Management Retirement Plan (“MRP”) was suspended for eight months during 2020

The Committee believes the actions taken in response to the global crisis and our continued transformation to a specialty talent solutions company will help ensure alignment of executive and shareholder interests. We continue to evaluate our executive compensation program and make changes to further align it with our strategic priorities and to reward both short- and long-term business success. We designed a program that aligns with stockholder interests, incentivizes growth and operational excellence, and demonstrates a clear linkage between compensation and performance. The program continues to seek to minimize incentives for management to take excessive risks. The Committee worked with management and its independent compensation consultant, as described later in this document, to review current compensation programs, including the incentive plans, and taking into consideration the impact of COVID-19 on our business made the decisions described below in 2020.

Reflecting the Company’s commitment to driving a high-performance culture, our executive compensation program emphasizes at-risk incentive awards that can be earned over one and multi-year periods. As our business evolves and we strive for performance that is better than the prior year, the design of our incentive plans changed to ensure continued alignment to our business strategy for driving long-term stockholder value. The executive compensation program, particularly the annual and long-term incentive plans, are designed to directly support the Company’s strategic intent to become a more efficient, profitable, growth-focused, and performance-driven organization. Incentive payouts earned for performance cycles are commensurate with the earnings, gross profit, expense management, and total stockholder return results achieved. In large part due to the impact of COVID-19 on our business in 2020, no annual incentive awards were paid. In addition, no long-term incentive awards for the performance share period 2018-2020 were earned.

The Board adopted two plans that provide the framework for incentive compensation opportunities for our senior officers, a group that includes our named executive officers.

•	The Short-Term Incentive Plan (“STIP”) provides for annual cash-based incentive opportunities based upon the achievement of one or more performance measures, as established by the Committee.
•

The Equity Incentive Plan (“EIP”) provides the Committee the ability to grant long-term incentive (“LTI”) opportunities, in various award types, that focus on the long-term performance of the Company and align the interests of senior officers with those of stockholders.

2020 STIP Design

•

As COVID-19 began disrupting markets in early 2020, management decided to not communicate to participants the planned design, performance measures, and goals of the 2020 STIP as it seemed unlikely those goals could be

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achieved. Management and the Committee continued to monitor the situation through the second and third quarters, but ultimately determined it was not feasible to implement the STIP in 2020.
•	As a result, named executive officers did not receive STIP payouts for 2020.

2020 LTI Design

•

Similar to the approach taken for STIP in early 2020, management determined it would be prudent to wait and see how the COVID-19 pandemic impacted our business before communicating the 2020 LTI design.

•

Later in the year, when negative conditions moderated, the Committee approved a grant of reduced award opportunity value for 2020 LTI Awards (50%) comprised of restricted stock units with a performance hurdle of “Earnings from Operations” that must be achieved in 2021 before these shares can vest. Dividend equivalents on restricted stock units granted during 2020 are not paid to senior officers until both the performance hurdle and vesting requirements are met.

2018-2020 LTI Results

•

Neither of the financial measures for the 2018-2020 performance shares, “Return on Sales” or “Earnings Before Taxes plus Joint Venture (“JV”) Income” achieved a threshold level of performance. As a result, no shares were earned for the financial measures.

•

The Company’s TSR performance over the three-year period 2018-2020 (-22.3%) as compared to the TSR performance of the S&P SmallCap 600 Index (23.6%) for the same period, resulted in below threshold results for the Relative TSR measure for the 2018-2020 LTI awards. As a result, shares based on this performance measure were not eligible for vesting.

•	As a result of the above, no awards were earned under the 2018-2020 LTI Performance Shares.

2020 Individual Compensation Decisions

•	In light of other compensation actions taken in 2020, management decided there would be no base salary increases for senior officers, including our named executive officers in 2020.
•	Further explanation can be found under Compensation Programs: Decisions and Actions in 2020.

The Committee believes these actions supported the strategic direction of the Company, taking into consideration the impact of the global pandemic, and helped position it for long-term success in achieving its goals. These compensation decisions and actions are discussed in more detail below.

Executive Compensation Philosophy, Objectives, and Design

Our executive compensation philosophy is to provide market-based pay opportunities with incentive payouts aligned with the achievement of the Company’s overall short- and long-term business strategy, performance goals, and results. The design of our executive compensation programs allocates total compensation to fixed and variable pay elements resulting in a mix of short-term and long-term pay elements. The Committee continually evaluates our executive compensation programs to ensure that the Company provides market-competitive opportunities that enable us to attract and retain highly qualified individuals to lead the organization and drive business success. Our executive compensation programs are designed to achieve the following objectives:

•	Align a significant portion of compensation with the achievement of multiple performance goals that motivate and reward executives based on Company, business unit, and individual performance results
•

Attract and retain exceptional talent with the leadership abilities and experience necessary to develop and execute business strategies, achieve outstanding results, and build long-term stockholder value

•	Support the achievement of the Company’s vision and strategy
•	Create an ownership mindset that closely aligns the interests of management with those of stockholders
•

Provide an appropriate balance between the achievement of both short- and long-term performance objectives, with clear emphasis on affordability, managing the sustainability of the business, and mitigation of risk

Pay-for-Performance Framework

The Committee believes that a majority of a senior officer’s compensation should be “at risk” and based upon the achievement of corporate and business unit results, the Company’s share price performance, as well as an individual’s performance. As a result, senior officers participate in incentive programs that provide them with the opportunity to

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Compensation Discussion and Analysis

earn awards that are directly tied to the Company’s performance and that drive sustainable long-term stockholder value. The Company’s compensation programs provide an incentive for senior officers to meet and exceed performance goals. Executives are held accountable for results and rewarded with above target payout amounts for performance that exceeds target goals. When target goals are not met, award payouts are designed to deliver below target payouts or no payouts. We believe the combination of our annual incentive awards and long-term equity incentive awards align the interests of our senior officers with the interests of our stockholders.

CEO and Other Named Executive Officers Pay Mix

While we believe that a majority of an executive officer’s target compensation opportunity should be performance-based, we do not have a specified formula that defines the overall weighting of each element. We believe that the higher a role is positioned within the organizational structure, the greater the emphasis on performance-based compensation should be. As such, the Chief Executive Officer (“CEO”) has a greater percentage of his compensation opportunity that is performance-based through higher target opportunities for STIP and LTI, as compared to the compensation opportunities of the other named executive officers (“NEOs”). At-risk compensation consists of annual cash incentive awards and long-term equity awards (restricted shares and performance shares) that are contingent upon the achievement of pre-established performance goals. The following charts illustrate the typical Target Total Direct Compensation mix for our President and CEO and the other named executive officers combined (as of December 31, 2020) and includes the pay elements of base salary, STIP (at target), restricted shares, and performance shares (at target). Pay mixes shown below are based on target amounts under typical plan designs and do not reflect the reduction in base salaries, no STIP payout, or reduced LTI Awards for our named executive officers in fiscal year 2020.

CEO Typical Target Compensation Mix	Other NEO Typical Target Compensation Mix

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Compensation Discussion and Analysis

Elements of Compensation for Named Executive Officers

The Committee determines the elements of total direct compensation that we provide to our senior officers, a group that includes the named executive officers. The elements of our executive compensation program and the objectives for each are as follows:

COMPENSATION ELEMENT	TYPE	FORM	CONSIDERATIONS	OBJECTIVES
Base Salary	Fixed Compensation	Cash

•  Reviewed annually and adjusted when appropriate

•  Determined based on role and scope of responsibilities, skills, experience, sustained individual contribution, and comparison to market-comparable jobs

•  No base salary increases provided in 2020

• Provide competitive compensation for day-to-day responsibilities • Attract and retain qualified senior officers • Balance risk-taking
Short-Term Incentive Plan (STIP)	Variable At-Risk Performance- Based Compensation

•  Annual performance period

•  Target payout opportunity established as percentage of earnings for each senior officer based on role

•  Performance measures selected to align with our business strategy

•  Multiple performance measures that reflect key operational and financial measures of success

•  Payout based on achievement of predetermined goals

•  “Gatekeeper” goal must be achieved for any award to be earned

•  No STIP implemented in 2020

• Motivate and reward senior officers for achievement of critical near-term performance goals that support the Company’s strategic business objectives

Long Term Incentives (LTI)	Variable At-Risk Compensation	Stock-Settled	Restricted Stock

•  In typical years, accounts for 25% of total LTI award opportunity (NOTE: Regular grant mix was not implemented in 2020 due to the pandemic)

•  Shares vest ratably over four years

•  For executive officers, performance hurdle as measured over the first year of the grant must be achieved for shares to be earned

•  2020 LTI RSUs become earned and vest ratably over four years following achievement of a 2021 performance hurdle, Company Earnings from Operations (“EFO”)

• Align interests of senior officers and stockholders • Support retention • Support meaningful stock ownership
	Variable At-Risk Performance- Based Compensation		Performance Shares

•  In typical years, accounts for 75% of total LTI award opportunity

•  Provides opportunity to earn shares based on achievement of multiple specific performance goals

•  Relative TSR measure is for a three-year period

•  Financial measures for 2018-2020 LTI awards were based on three years of performance (payouts, if they had been earned, would have been based on the aggregation of three one-year performance goals compared to three years of results). No payouts were earned.

•  Financial measures for 2019-2021 LTI awards are for a three-year period with three-year goals set in early 2019

•  No performance shares were granted in 2020

•  Drive long-term value creation for stockholders

•  Motivate and reward senior officers for achievement of strategic business objectives over a three-year period

•  Align the interests of senior officers with the long-term interests of the Company and stockholders

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Compensation Discussion and Analysis

2021 Executive Incentive Plans

For the 2021 incentive plan designs, the Company continues to focus on pay-for-performance alignment by using multiple financial measures to strongly drive our key business objectives and stockholder value. Additional details regarding the 2021 incentive plan designs will be presented in our 2022 Proxy Statement.

Process for Determining Executive Compensation

Role of the Compensation and Talent Management Committee

The Committee designs and administers the Company’s executive compensation programs and policies, and regularly reviews the program and policy objectives, applicable new legal and regulatory practices, evolving best practices, and corporate governance trends. The Committee and members of the Board of Directors determine the compensation of the CEO. The CEO’s total compensation consists of base salary, STIP, and LTI award opportunities, and is the same design as the other named executive officers. The CEO does not participate in recommendations or discussions related to his own compensation levels. As part of its responsibility for executive compensation, the Committee annually reviews and determines the compensation of each of our senior officers, including the named executive officers listed in the Summary Compensation Table of this Proxy Statement, based on each individual’s performance including consideration of ethical behavior, achievement of planned goals, relevant market comparisons, the recommendations of the CEO, and other factors. The Committee reviews the costs and short- and long-term benefits of the compensation arrangements it considers and approves for senior officers.

The responsibilities of the Committee are defined in its charter, which can be found on the Company’s website at kellyservices.com.

Role of the Independent Compensation Consultant

Pay Governance LLC is the Committee’s independent compensation consultant (the “Consultant”). The Committee considers analysis and guidance from the Consultant when making compensation decisions on plan design; the merits of various incentive plan performance measures; senior officer pay levels, including that of the CEO and our other executive officers, relative to peer group and other market data; composition of peer group companies; stock ownership requirements; and other pay practices. In addition, the Consultant updates the Committee on market trends and best practices in executive compensation and as requested, provides data and guidance on other items such as Director compensation. The Committee uses its own independent judgment to make all decisions related to the compensation of the Company’s senior officers.

During 2020, the Consultant regularly attended Committee meetings and communicated with the Chairman of the Board, and the Committee Chairman outside of Committee meetings. The Committee regularly meets with the Consultant in private session (without members of management). As directed by the Compensation and Talent Management Committee, the Consultant also met with the Senior Vice President and Corporate Secretary (“Corporate Secretary”) and members of the Executive Compensation, Finance, and Corporate Governance teams of the Company. The Consultant maintains a direct reporting relationship to the Committee on all compensation matters.

The Committee conducts an annual assessment of the Consultant’s independence, using factors established by Nasdaq. The Consultant provided no services to the Company in 2020 other than services to the Committee. The Committee reviewed and affirmed the independence of the Consultant as the Compensation Consultant to the Committee and concluded the work performed by the Consultant did not raise a conflict of interest.

Role of Management

The Committee consults with the CEO and the Corporate Secretary to obtain feedback with respect to the strategic direction of our executive compensation programs.

The CEO makes recommendations for each of the executive officers about elements of their total compensation. He bases his recommendations on the assessment of each executive officer’s performance, as well as the performance of their respective business or function and other factors. The Committee takes into consideration the recommendations of the CEO when determining the compensation of the other executive officers.

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In addition, the CFO provides periodic financial updates and information to the Committee to aid in establishing incentive plan goals and determining payout amounts.

Comparator Data

The Committee uses third-party survey data for comparably sized general industry companies and available data from a select group of peer companies, in determining the competitive positioning of our compensation programs. Comparator data is also used to establish the individual compensation opportunities of each of our senior officers, including the named executive officers.

Each senior officer’s performance is reviewed (see Senior Officer Performance Reviews and Succession Planning below) and compensation decisions are made on an annual basis (or as a senior officer’s duties and responsibilities change). Base salaries, target STIP, and target long-term incentive opportunities are benchmarked against a group of comparable executive positions in general industry companies of similar revenue size as reflected in multiple third-party surveys. We seek to establish target total direct compensation opportunities (defined as base salary, target STIP, and target long-term incentive) for our named executive officers that are near a competitive range of the median of the market data. Compensation ultimately earned from these opportunities can vary from the targeted levels based on the company, business unit, and individual performance. Various other factors are taken into consideration and in certain circumstances, we may target pay above or below the competitive median. Individual target total direct compensation may be above or below the median depending on Company performance, cost considerations, the role’s scope of responsibilities, individual experience and performance, and any succession, retention, or internal equity considerations. The Company has taken a conservative approach to target long-term incentive opportunities generally below market median for senior officers. This approach is in support of the Company’s efforts to reduce costs in connection with its investment strategy and its goal to become more profitable.

In setting 2020 target compensation, a competitive executive compensation analysis was performed which included both an analysis of third-party survey data prepared internally by the Company’s Executive Compensation group, and a peer group review of CEO pay prepared by the Consultant. Third-party general industry survey data from Aon, Equilar, Mercer, and Willis Towers Watson was used to prepare the survey analysis. Specific companies that participated in the third-party surveys were unknown and not a factor in the Committee’s deliberations. The Consultant reviewed the survey analysis for the Committee.

The Consultant worked with the Committee and management in 2018 to develop an updated group of peer companies to be used for market comparison purposes in terms of CEO pay levels and executive pay practices. We do not believe many companies compete directly with us in all areas of our business or are of similar size. However, in order to have a reference group of publicly traded comparators, the Consultant identified a group of relevant companies that compare to Kelly in at least some areas of our business. The resulting group of twelve comparator companies consists solely of staffing and HR-focused companies with generally similar annual revenues and recent market cap. The majority are multi-national/global companies headquartered in U.S. The following group of companies includes direct peers and a balanced mix of some significantly smaller and larger companies in similar industries and was unchanged from last year. The peer group was used by the Committee and management as another reference point when assessing 2020 executive pay practices and CEO pay levels:

2020 Peer Group
• ABM Industries Incorporated	• Barrett Business Services, Inc.	• ManpowerGroup Inc.

• Adecco Group AG	• Heidrick & Struggles International, Inc.	• Randstad NV

• AMN Healthcare Services, Inc.	• Insperity, Inc.	• Robert Half International Inc.

• ASGN Inc.	• Kforce Inc.	• TrueBlue, Inc.

The Committee considers peer group and general industry survey data as a point of reference, not the sole factor in determining senior officers’ compensation. The third-party survey data and peer group analysis represent “Market Data” when referenced throughout this Compensation Discussion and Analysis. The Committee considers all of the resources provided as part of a holistic process that also includes officer performance and the recommendations of the Company’s CEO regarding total compensation for senior officers.

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Compensation Discussion and Analysis

Tally Sheets

In addition to Market Data and for use as background information, the Executive Compensation group provides the Committee with comprehensive tally sheets for each executive officer, summarizing up to four years of historical target and actual total compensation data and long-term incentive grant detail that includes grant date fair value as well as the intrinsic value of outstanding award opportunities. The Committee reviews tally sheets for the executive officers and believes they are a useful multi-year reference tool, along with other perspectives, when considering whether compensation decisions reflect the Company’s executive compensation philosophy and performance.

Senior Officer Performance Reviews and Succession Planning

Annually, the Committee conducts a comprehensive senior officer performance review that includes succession planning and identification of officer developmental opportunities. The Chief Human Resources Officer (“CHRO”) prepares detailed executive performance review information for each of the senior officers, including named executive officers (other than the CEO). Methodology implemented in 2018 was used in 2020 to identify, evaluate, and develop the Company’s talent, including a framework to assess future leadership needs, and a succession planning and talent development system. Periodic sessions are held to discuss talent and development among multiple levels of the organization, increasing transparency and understanding of key talent across leadership teams and business units. Individual development plans continue to be prepared to identify future opportunities for emerging leaders, including increased development through experiential learning opportunities and formal coaching.

The performance review information for each of the senior officers other than the CEO, includes key annual initiatives, performance results, strengths, and development opportunities. The CEO reviews the performance of the other executive officers and presents their individual performance assessments, development plans, and succession strategies to the Committee. During the individual performance assessments, the Committee asks questions, renders advice, and makes recommendations on matters that include individual development needs, succession planning, and retention.

In third quarter 2020, the Committee engaged an outside consultant to conduct a performance evaluation of the Company’s CEO. Participants in the review included: the CEO, members of the Board, and members of management who are direct reports to the CEO. The evaluation process included the completion of a detailed questionnaire by each participant, as well as individual interviews held with the independent consultant. The CEO performance evaluation included a review of: strategy and vision, leadership, ethics and accountability, culture, personal development and interpersonal skills, financial acumen and results, Board relations, talent management, external relations: customers, investors, and stakeholders. Responses and comments from the evaluation were anonymized and randomized to promote healthy Board and management dynamics. The consultant presented a summary of the results to the Committee in executive session. The Company’s Chairman of the Board and the Committee Chair shared the results of the performance review with the CEO following the meeting, as the purpose of the evaluation was to provide the CEO with a greater understanding of his areas of strength and areas of opportunity that could help increase his effectiveness and overall performance.

Senior officers are not present during the discussion of their performance by the Committee. The Committee uses each executive’s individual performance assessment, the compensation analysis discussed in the previous section, and the recommendations of the CEO, to determine compensation for the senior officers.

The Board approves the Company’s succession plan annually, including updates, and in connection with the performance assessments. The plan documentation includes all executives at the senior officer level, as well as their potential successors from within the Company in case of an unexpected disability or departure of a senior officer. Documentation includes detailed executive performance review information as discussed above, readiness assessments, and at least one potential successor for each role. Any changes to the plan during the year also require the approval of the Board.

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Compensation Programs: Decisions and Actions in 2020

Base Salary

Base salaries for senior officers, including the named executive officers are competitive with Market Data to ensure that the Company can attract and retain the executives necessary to successfully lead and manage the organization. Base salaries generally fall within a range (+/- 15%) around the median of salaries in the Market Data, as individual base salaries will vary based upon the factors described below. Based on Market Data available at the time of the review in November 2019, we determined that the base salaries of our named executive officers were within this competitive range of the market medians for comparable roles. Base salary is only one component of target total direct compensation and may be affected by other components to ensure that target total direct compensation meets compensation objectives.

The Committee reviews the base salaries of senior officers, including the named executive officers, on an annual basis (or as a senior officer’s duties and responsibilities change). Base salaries are determined by the Committee for each of the senior officers based on various factors, including the scope and responsibilities of the role, an individual’s experience and performance in the role, their current level of pay compared to Market Data, internal pay equity, the recommendations of the CEO, and consideration of the Company’s salary adjustment budget.

The Company’s annual total compensation review process for all employees, including the senior officers, typically occurs during the first quarter to coincide with the timing of any potential incentive award payouts. The timing alignment of compensation elements is intended to reinforce the Company’s pay-for-performance philosophy and provide each employee with their “total compensation” overview. In November 2019, the Committee conducted its annual review of base salaries of the senior officers, including named executive officers.

In February 2020, we delayed decisions on changes to base salary levels for executive officers until implementation of the Company’s new operating model and determination of new leadership roles, expected to be effective July 2020. A review of executive officer compensation was conducted in July 2020, however as noted above, it was decided that in light of the broad-based compensation reductions implemented, it was not an appropriate time to provide base salary increases to executive officers.

In consideration of the factors noted above, no base salary increases for the named executive officers were approved by the Committee in 2020:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Adjustment %

Peter W . Quigley	$840,000	$840,000	0.0%

Olivier G. Thirot	$588,000	$588,000	0.0%

Daniel H . Malan	$—	$430,000	—

Dinette Koolhaas	$521,033	$521,033	0.0%

Tammy L. Browning	$325,000	$325,000	0.0%

Notes:

•	Amounts represent base salaries in effect on December 31 of each applicable year.

•	Mr. Malan began his employment with the Company in March 2020.

•	Amounts reported for Ms. Koolhaas are converted from Swiss Francs to U.S. Dollars at an exchange rate of 1 CHF = 1.06496273 USD.

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Compensation Discussion and Analysis

Annual Cash Incentive

The Committee believes that the named executive officers should have a meaningful percentage of their total compensation earned through annual “at risk” performance-based incentives. The percentage of target total compensation at risk under the terms of the STIP increases significantly as the individual executive’s responsibilities and influence on overall corporate performance results increase. The STIP design encourages executives to meet and exceed the Company’s short-term goals that align with overall corporate strategy and improve stockholder value.

The STIP target opportunity is established as a percentage of each individual’s actual base salary earnings and is targeted near the median Market Data, but may vary based upon individual factors, internal equity, and other considerations. STIP payments for all participants are capped at 200% of the target incentive award opportunity. In November 2019, the Committee reviewed the target incentive opportunity for each of the named executive officers and found that all were appropriately positioned relative to the Market Data. In July 2020, the STIP targets for several senior officers who had moved into new roles were reviewed, including two of our named executive officers, resulting in higher target STIP opportunities for Mss. Browning and Koolhaas.

The following table shows the 2019 and 2020 STIP target opportunities, as a percent of base salary, for our named executive officers:

Named Executive Officer	2019 STIP Target%	2020 STIP Target%

Peter W . Quigley	110%	110%

Olivier G. Thirot	80%	80%

Daniel H . Malan	—	55%

Dinette Koolhaas	50%	55%

Tammy L. Browning	45%	55%

Notes:

•	Mr. Malan began his employment with the Company in March 2020.

In the months leading up to year end, the Committee reviews and determines the objectives, performance measures, and other terms and conditions of the STIP for the following plan year. For 2020, the Committee approved the use of the same multiple performance measures used in 2019 to comprise the corporate component of the STIP. The Committee selected these multiple financial measures again for the STIP because they aligned with business objectives and value creation, provided balance, ensured a strong pay-performance linkage, and improved line of sight for senior officers, including the named executive officers.

Payout for threshold performance under the corporate component of STIP is 50% of a named executive officer’s target payout opportunity, with zero payout earned for performance below threshold. Achievement of target performance results in target payouts for the named executive officers. Performance above target earns incentive payouts above target and up to the maximum of 200% of target. The STIP design includes a ‘gatekeeper’ goal which must be achieved to earn a payout under any measure. The gatekeeper goal is earnings from operations with a required level of achievement of at least 60% of target.

Performance measures used for purposes of STIP are the same as defined in the Company’s GAAP financial statements, excluding consideration of special items such as: changes in accounting principles, gains or losses on acquisitions or divestitures, changes in budget due to acquisitions or divestitures, restructuring expenses, and other unusual items, which are defined as such and quantified in the financial statements and/or footnotes to the Company’s Annual Report on Form 10-K. Adjustments would apply only to unbudgeted items.

In February 2020, the Committee determined and approved threshold, target, and maximum performance goal levels for the 2020 STIP. The threshold goals were set at levels for which the Committee believed it was appropriate to start earning incentives. Target goals were set at the budgeted levels, which the Committee considered were “challenging

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but achievable”. Maximum goals were set at significant stretch levels, which the Committee believed warranted the earning of two times target payouts. For the 2020 STIP, payouts for all senior officers were to be based 100% on Corporate measures to simplify the plan at a time when the Company was reorganizing into its new operating model and business segments. For Corporate measures, straight line interpolation occurs for achievement of performance between threshold and target, and between target and maximum.

In March 2020, as COVID-19 became a major global health emergency with uncertainty around its duration, management made the decision to not communicate the planned 2020 STIP design to participants. Given the potential impact of the crisis on the Company’s financial outlook for the remainder 2020, it was thought there was no longer a reasonable possibility of attaining the goals. Management continued to hold discussions with the Committee in the second and third quarters to discuss the potential for implementing some form of the STIP for a shorter performance period in 2020 if the environment improved. It was finally determined that it was not feasible for the Company to implement STIP in 2020. As a result, there were no payouts made for STIP in 2020, including to the named executive officers.

The Committee approved a special payment of $90,000 for Ms. Browning for the period of time prior to her assuming the role of President of the new OCG business segment in the third quarter. This approximated the amount of incentive payment she would have received under the Company’s Field Incentive Plan for the first half of 2020, had she remained a participant in that plan.

Long-Term Incentives

The EIP provides for long-term incentives that reward executives for achieving the Company’s long-term growth and profitability goals. Long-term incentive compensation is also intended to help the Company retain key employees, and provide those employees shared financial interests with the Company’s stockholders and positively influence their job performance and longer-term strategic focus. The EIP allows for grants of equity and non-equity awards to key employees.

The Committee believes that compensation programs for the Company’s senior officers should include strong alignment between pay and performance, with a significant portion of “at risk” pay. As a result, since 2015 the Committee provides long-term incentives for senior officers, including the named executive officers with grant levels based 75% on performance shares (at target) and 25% on restricted stock in order to create award opportunities that heavily emphasize performance. The typical incentive mix emphasizes performance-contingent awards delivered through performance shares and places a lower weighting on restricted shares.

Typical Long-Term Incentive Mix

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Compensation Discussion and Analysis

On average, target LTI awards granted to senior officers have historically been and currently remain below market median. The target LTI award amounts for each senior officer, including the named executive officers, are based on an established value for each officer level. The number of shares granted to each named executive officer is based on the grant value and closing stock price on the date of grant and can be found in the “Grants of Plan-Based Awards” table, later in this document.

Under the terms of the EIP, the Committee retains the right in its discretion to reduce an LTI award based on individual performance. The Committee has no discretion to increase an LTI award for named executive officers. LTI grants and any performance-based awards made under the EIP are subject to the Company’s Clawback Policy.

Similar to the approach described above for STIP, in early 2020 management elected to wait to communicate a design for the 2020 LTI awards. This was due to a combination of factors related to COVID-19 and also interest in having leadership roles defined for the new operating model. The Committee had originally planned to have the 2020 LTI Awards be a similar design to the 2019 LTI Awards, however, concerns about an uncertain environment caused management and the Committee to delay the grant until further into the year. In fourth quarter 2020, the Committee approved the LTI Awards at a reduced award opportunity value that approximated 50% of standard LTI Awards for senior officers, due to the timing of the grant and continued uncertainty of the pandemic. The grants were made in restricted stock units that are conditioned upon achievement of an earnings from operations performance hurdle for 2021. If the Committee certifies that the performance hurdle has been achieved at their meeting on February 15, 2022, the first tranche of the grant will vest immediately. The remaining three equal tranches will vest on the February 15th anniversary date in 2023, 2024, and 2025. No performance shares were awarded as part of the 2020 LTI Awards.

Performance Shares

Performance shares provide senior officers with the opportunity to earn shares, from zero to 200% of their target opportunity, based on achievement of pre-established measures and goals. For achievement of threshold performance, 50% of target performance shares would be earned; for achievement of target performance, 100% of target performance shares would be earned; and for achievement of maximum performance or higher, 200% of target performance shares would be earned under the typical long-term incentive design. Threshold goals are typically set at levels the Committee believes appropriate to start earning incentives. Target goals are set at budgeted levels, which are considered “challenging but achievable”. Maximum goals are set at significant stretch levels which the Committee believes warrant the earning of two times target payout. Straight line interpolation occurs for achievement of performance between threshold and target, and between target and maximum. Performance awards are granted in the form of Performance Share Units. Performance shares are not eligible for dividends or dividend equivalents.

In the event of a senior officer’s termination of employment due to death, disability, normal retirement, or termination not for cause, the officer will receive a prorated award of performance shares based on actual results achieved, if any. Normal retirement is defined as age 62 with at least five years of service, or a combination of age plus years of service equal to 70, with a minimum age of 60. In order to be eligible for a prorated award due to termination by the Company not for cause, a senior officer must have been employed for at least one year after the date the grants were approved by the Committee. The prorated amount is based on the number of whole months in the performance period that were worked by the senior officer prior to termination divided by 36. In the case of termination not for cause in connection with a change in control, performance shares vest immediately at target amounts.

As noted above, there were no performance shares granted in 2020 to named executive officers.

Restricted Stock

The Committee considers restricted stock to be an effective vehicle to support the Company’s long-term compensation objectives:

•	Alignment with stockholder interests

•	Facilitate retention through an extended pro rata vesting structure

•	Support meaningful stock ownership

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Compensation Discussion and Analysis

As explained above, at its December 7, 2020 meeting, the Committee approved performance-contingent restricted stock grants for senior officers, including the named executive officers, which vest ratably over four years, as detailed in the Summary Compensation Table and the Grants of Plan Based Awards Table. Grants of restricted stock made to our senior officers have an EFO performance hurdle that must be achieved for 2021 in order for shares to become earned and eligible for vesting. The EFO measure was selected as management and the Committee view it as the best measure of the Company’s profitability and bottom-line performance. Dividend equivalents are not paid to executive officers until the performance hurdle is achieved and each tranche of shares vest. The Company believes that restricted stock is an important component of total compensation for our named executive officers and the four-year, pro rata vesting feature supports the Company’s retention objective. Any remaining unvested portion of restricted stock awards are forfeited upon voluntary termination, normal retirement, and involuntary termination for cause or not for cause, unless termination not for cause is in connection with a change in control. In the case of termination not for cause in connection with a change in control, all restricted stock shares or units vest immediately. Restricted stock is prorated in the event of termination due to death or disability.

All of the senior officers’ 2020 long-term incentive awards were granted in performance-contingent restricted stock units. There were no other special grants made to named executive officers in 2020 other than the sign-on grant made to Mr. Malan as part of his new hire offer. Mr. Malan was hired in March 2020 to lead our Science, Engineering, and Technology business unit. As part of his new hire offer, the Committee approved a grant of restricted stock valued at approximately $500,000 as noted in the Grants of Plan-Based Awards table in order to induce him to join the Company. These shares vest ratably over four years on the anniversary date of the grant, March 16, 2020.

2018-2020 Long-Term Incentive Performance Results

As outlined in the Company’s 2019 Proxy Statement, 2018-2020 performance shares become earned based on two financial measures and a Relative TSR measure. The two financial performance measures for the 2018-2020 award, return on sales, and earnings before taxes plus JV income, were established to have three-year goals, which would be developed by aggregating one-year performance goals for each of the years in the performance period 2018-2020. The Committee established and approved goals for the performance measures within the first ninety days of each of the years 2018, 2019 and 2020. At the end of the performance period 2018-2020 (i.e., in early 2021), goals and results were aggregated and averaged as appropriate, for each of the two financial measures, to determine achievement and earning, if any, of shares. The relative TSR measure of the performance shares is a three-year goal with vesting at the end of the 2018-2020 performance period, provided that a threshold level of performance for this measure is achieved. Upon achievement of at least a threshold level of performance for each measure, shares would be earned subject to approval by the Committee in early 2021. Performance results achieved for the awards based on 2018-2020 financial measures did not reach the threshold level for either the return on sales measure or the earnings before taxes plus JV income measure, therefore no shares were earned for either financial measure. For performance awards based on the Relative TSR performance measure for the period 2018-2020, results were based on the Company’s stock price appreciation and dividend reinvestment over the three-year period as compared to the performance of the S&P SmallCap 600 Index for the same period. The beginning stock price was the average dividend-adjusted closing stock price for the twenty consecutive trading days ending December 31, 2017. The ending stock price was the average dividend-adjusted closing stock price for the twenty consecutive trading days ending December 31, 2020. The Company’s 2018-2020 TSR of -22.3% was 45.9% lower than the 2018-2020 TSR for the S&P SmallCap 600 Index, which was 23.6%, resulting in no payout of shares for this measure. Award amounts earned are based on the level of achievement for each of the performance measures. Aggregate funding for all performance measures of the 2018-2020 LTI performance awards was 0% of target. The final performance results for the 2018-2020 performance period are provided in the following chart:

Financial Performance Measures		2018-2020 Performance Goals				2018-2020 Actual Results	Payout as% of Target
	Weighting	Threshold 50%	Intermediate 75%	Target 100%	Maximum 200%

Return on Sales	33.3%	1.568%	1.664%	1.761%	2.061%	1.363%	0.00%

Earnings Before Taxes plus JV Income	33.3%	$254.307	$277.621	$300.956	$391.242	$216.316	0.00%

Relative TSR	33.4%	- 15%	- 7.5%	0%	+30%	- 45.9%	0.00%

$ in millions					Weighted Payout:		0.00%

2021 Kelly Proxy Statement        53

Compensation Discussion and Analysis

As a result of the above level of achievement for each of the performance measures of the 2018-2020 LTI award, no performance shares were approved for vesting by the Committee.

Retirement Benefits

Highly compensated employees in the U.S. are not eligible to participate in the Company’s qualified 401(k) plan. In order to provide a competitive total compensation package, the Company has established the Management Retirement Plan (the “MRP”). The MRP is a U.S. nonqualified defined contribution/deferred compensation plan available to all highly compensated employees, including the named executive officers, as outlined by Section 414(q)(1)(B)(i) of the Code. Employees who are working in the U.S. while on an international assignment are not eligible to participate in the MRP. All participants in the MRP can elect to defer from 2% to 25% of their annual base earnings and 2% to 50% of their annual cash incentive earnings. Matching contributions by the Company equal 50% of the first 10% of base salary and annual cash incentives deferred by a participant. As noted in the Executive Summary, matching contributions were suspended for all participants, including the named executive officers, from May through December during 2020. Other than the MRP, there are no other retirement income plans available to the Company’s highly compensated employees in the U.S. The MRP provides all participants, including the named executive officers, with a tax gross-up of Medicare taxes incurred on contributions to the plan. The Medicare tax gross-up provides for parity with other employees who are eligible to participate in the Company’s tax-qualified 401(k) plan and therefore do not pay Medicare tax on Company contributions.

Mr. Thirot’s Retirement Benefits

As a result of his move from Swiss payroll and benefits to U.S. payroll and benefits effective January 1, 2017, Mr. Thirot is now a participant in the MRP. He retains a Swiss retirement benefit from his employment in Switzerland that includes contributions that he made to the fund, as well as company contributions that were made to the fund on his behalf. Company contributions to Mr. Thirot’s Swiss retirement account stopped at the end of 2016 and no company contributions were made to his Swiss retirement account in 2017, 2018, 2019, or 2020.

Ms. Koolhaas’ Retirement Benefits

As a resident of Switzerland, Ms. Koolhaas participates in the Swiss Social Insurance System (“Swiss System”) that provides retirement, disability, and death benefits. Her retirement benefit includes contributions that she makes to the fund, as well as company contributions that are made to the fund on her behalf. Ms.  Koolhaas does not participate in any U.S.-based retirement plans.

Health and Welfare Benefits

The health and welfare plans, including Company-provided life insurance, provided to the named executive officers are the same plans available to all regular staff employees.

Ms. Koolhaas’ Health and Welfare Benefits

Ms. Koolhaas receives a health care allowance as part of her Swiss compensation that is intended to help defray the cost of obtaining health care coverage for herself and her family in Switzerland. Residents in Switzerland are required to carry health care coverage, however it is not common for Swiss companies to provide this benefit to their employees. The Company’s Swiss entity does not provide health care coverage to its employees. Under the Swiss System, Ms. Koolhaas’ spouse is eligible to receive benefits in the event of her death from sickness or accident. She is not a participant in any U.S. health and welfare benefit programs.

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Compensation Discussion and Analysis

Perquisites

A modest level of perquisites is available to named executive officers:

Perquisite	Benefit	Usage in 2020
Company Aircraft	To facilitate conducting the Company’s business and provide a competitive advantage, a private aircraft service is available. Senior officers may utilize the aircraft service for business purposes. On rare occasions, an executive may use the aircraft service for personal non-business purposes.	No personal use of private aircraft by named executive officers in 2020.
Executive Physical	To ensure senior officers monitor their health and general well-being, an annual physical examination is provided at the Company’s expense. Senior officers may also use their own physician to perform the required tests and evaluations, in lieu of using the selected facilities. For those senior officers, expenses were processed through their employee health care coverage and not through the executive physical program.	Two named executive officers utilized the formal executive physical program in 2020.
Vacation Facility	Two Company-owned condominiums are available on a limited basis to employees at the Vice President level and above.	Two named executive officers used the vacation facility in 2020.

The aggregate amount of perquisites provided in 2020 for each of the named executive officers, with the exception of Mr. Thirot and Ms. Koolhaas, was less than $10,000 and therefore only the perquisites for Mr. Thirot and Ms. Koolhaas are reported in the Summary Compensation Table.

Senior Executive Severance Plan

To encourage the retention of certain key executives of the Company and thereby promote the stability and continuity of management, the Senior Executive Severance Plan (“Severance Plan”) was established by the Company and approved by the Committee effective March 31, 2017. Participation in the Severance Plan is limited to certain named executive officers, namely Messrs. Quigley and Thirot during 2020. The Severance Plan provides severance benefits in the event a participant’s employment is terminated under certain circumstances as explained and illustrated in Potential Payments Upon Termination or Change In Control (below). The Plan does not provide excise tax gross-ups to participants under Section 280G of the Code.

The Company’s EIP provides for the immediate vesting of restricted stock and performance awards upon a qualified termination in connection with a change in control, which is also explained in Potential Payments Upon Termination or Change In Control.

Under the terms of the Severance Plan covering the eligible named executive officers, each would be entitled to severance payments and benefits in the event that he or she experiences a “qualifying termination” (i.e., any termination of the participant by the Company other than for cause, disability or death, or for good reason by a participant in connection with a change in control as is defined in the Severance Plan). A change in control will not automatically entitle an eligible named executive officer to severance benefits or equity acceleration; instead, the executive must also lose his or her job, or suffer a significant adverse change to employment terms or conditions in order to be eligible for benefits under the Severance Plan. In the event of a termination for any reason, eligible named executive officers would be entitled to any earned compensation owed but not yet paid as of the date of termination. Eligible named executive officers would also be entitled to payment of vested benefits, if any. Details of the Severance Plan are provided in the Potential Payments Upon Termination or Change In Control section of this Proxy Statement.

General Severance Plan

The General Severance Plan was amended and restated effective March 27, 2017 to include the senior officers, other than Ms. Koolhaas, not covered by the Senior Executive Severance Plan. The General Severance Plan is designed to provide severance benefits in the event of an involuntary termination of employment as a result of general separation of employment or general reduction in force, as provided for under the Plan. During 2020, Ms. Browning and Mr. Malan were covered by the General Severance Plan and benefits under this plan are explained and illustrated in Potential Payments Upon Termination or Change in Control.

2021 Kelly Proxy Statement        55

Compensation Discussion and Analysis

Effective March 23, 2021, the Committee approved the inclusion of all U.S.-based senior officers in the Company’s Senior Executive Severance Plan.

Ms. Koolhaas’ Severance Benefit

Under the terms of Ms. Koolhaas’ Swiss employment agreement, if she is terminated by the Company, other than for willful misconduct, she will be provided with either twelve months’ notice or twelve months of salary in lieu of notice, at the Company’s discretion.

Governance of Executive Compensation Programs

Annual Say on Pay Vote

The frequency of the Company’s Say on Pay vote is annual and, as such, the Committee considers the shareholder advisory vote on executive compensation as disclosed in the Company’s Proxy Statement each year. In 2020, 99.66% of the shares represented at the meeting approved the Say on Pay proposal. The Committee considered this result as a factor in its decision to maintain the general design of the Company’s compensation programs.

Executive Stock Ownership and Retention Requirements

The Committee implemented minimum stock ownership and retention requirements to encourage meaningful stock ownership by the Company’s executives that aligns their interests more closely with stockholders’ interests. The Committee periodically reviews the Executive Stock Ownership Requirements to ensure the design is consistent with current market practice and those of our peers, as determined by research performed by the Consultant. The requirements are expressed as a multiple of base salary for each level of senior officer, as shown in the table below.

2020 Minimum Stock Ownership Requirements

Multiple of Base Salary
CEO 6x	EVP 3x	Other Senior Officers 1x-2x

Under the ownership requirements, senior officers are required to hold all (100%) of the after-tax shares acquired upon equity award vesting until compliance with the requirements is achieved. Shares counted toward achievement of ownership requirements include: directly owned shares (including those held in retirement plans), shares held by family or trusts, and 60% of unvested restricted stock awards, restricted stock units, and earned unvested performance shares. Although there is not a fixed compliance period, it is expected that new senior officers will likely reach the guidelines within five years from their start date. The Committee reviews each executive’s progress towards and compliance with the share ownership requirements on an annual basis. If the required level of ownership is not achieved within a reasonable period of time or an executive falls out of compliance with the requirements, the Committee can eliminate or adjust the amount of any future equity awards. Stock ownership levels must be maintained as long as the executive is employed by the Company as a senior officer and is subject to the terms of the Executive Stock Ownership Requirements.

As of March 29, 2020, all named executive officers were in compliance with their stock ownership requirement, or if they have not yet achieved their current stock ownership requirement, the stock retention requirement. Four officers are on-track to achieve their stock ownership guideline as they retain after-tax shares to increase their stock holdings to move closer to their ownership guideline. This includes one officer who had been in compliance until his ownership requirement substantially increased as a result of being promoted during 2019 and three officers due to the length of time they had served in their current roles. Stock ownership requirements for executive officers were not lowered for 2020 or 2021, despite the compensation reductions taken during a portion of 2020.

Incentive Compensation Recovery (“Clawback”) Policy

The Company’s Clawback policy applies to awards granted under the STIP and EIP on or after January 1, 2011 to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934. In early 2019, the application of the “Clawback” Policy was broadened to include all senior officers. These officers are required to repay or forfeit, to the fullest extent permitted by law and as directed by the Committee, any performance-based annual or long-term

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Compensation Discussion and Analysis

incentive compensation, based on the achievement of financial results that were subsequently restated due to the Company’s material non-compliance with the financial disclosure requirements of the federal securities laws, provided the amount of incentive compensation that would have been received or earned would have been lower had the financial results been properly reported. If necessary, we plan to modify our policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, when the SEC or Nasdaq implements rules and regulations. The Clawback Policy is included as part of the Company’s updated Insider Trading Policy and Section 16 Compliance Procedures.

Hedging and Pledging of Shares

The Company’s Insider Trading Policy and Section 16 Compliance Procedures strictly prohibit the Company’s directors and all employees, including the named executive officers, from engaging in hedging, monetization or other derivative or speculative transactions in securities of the Company. This includes short sales, failing to deliver Company securities sold, put or call options, equity swaps, collars, forward sale contracts, exchange funds, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. The EIP does not allow the pledging, sale, assignment, or transfer of shares in any manner, except if the Committee determines that a transfer will not violate any requirements of the SEC or IRS. The Committee may permit an inter vivos transfer by gift to, or for the benefit of, a family member of the grantee.

Tax Considerations: Deductibility of Executive Compensation

Prior to 2018, Section 162(m) of the Code placed a limit of $1 million on the amount of nonperformance-based compensation that could be deducted for tax purposes for the CEO and the other three highest paid executives (excluding the CFO) listed in the Summary Compensation Table. The Company’s incentive compensation programs were generally designed to qualify for the performance-based exception to this limit. Beginning in 2018, effective with the Tax Cuts and Jobs Act (“the Act”) that was enacted in December 2017, the corporate tax deduction previously available for performance-based compensation above $1 million for named executive officers has been eliminated. This means that pay to each named executive officer in excess of $1 million will no longer be tax deductible. Transitional relief is available under the new tax rules where a written, binding contract was in effect on November 2, 2017 and is not materially modified after that date. We will continue to comply with the requirements of Section 162(m) to the extent to which our outstanding LTI awards are determined to be tax deductible under the transitional relief. Now that the performance-based exception is no longer available, the Company will no longer include reference to Section 162(m) related limitations or provisions or stockholder approval for this purpose. However, management and the Committee currently intend to retain as good governance, certain practices that had been in place previously for Section 162(m) purposes. These practices include: specification of guidelines for the adjustment of special items, establishing performance goals within the first ninety days of a performance period, and requiring the Committee’s certification of results prior to the payout of any award.

Compensation and Talent Management Committee Report

Prior to and at the Compensation and Talent Management Committee meeting held on March 23, 2021, the Committee members reviewed and discussed the Compensation Discussion and Analysis presented in this Proxy Statement. Based on its review and subsequent discussions with management, the Committee approved the Compensation Discussion and Analysis and directed management to include it in this Proxy Statement.

This report is submitted by the Compensation and Talent Management Committee of the Board of Directors.

THE COMPENSATION AND TALENT MANAGEMENT COMMITTEE ROBERT S. CUBBIN, CHAIR LESLIE A. MURPHY GERALD S. ADOLPH JANE E. DUTTON

2021 Kelly Proxy Statement        57

2020 Executive Compensation Tables

2020 Executive Compensation Tables

Summary Compensation Table 2020

Name and Principal Position	Year	Salary(1) ($)	Bonus(2)(3) ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5)(6) ($)	Total ($)

Peter W . Quigley President and Chief Executive Officer	2020	689,232	—	839,987	—	—	—	21,474	1,550,693
	2019	640,231	—	1,053,933	—	187,720	—	44,112	1,925,996
	2018	575,000	—	807,586	—	214,561	—	53,173	1,650,321

Olivier G. Thirot Executive Vice President and Chief Financial Officer	2020	524,677	—	424,963	—	—	—	45,195	994,835
	2019	565,200	—	828,740	—	206,185	—	39,744	1,639,869
	2018	547,271	—	807,586	—	204,898	—	73,482	1,633,238

Daniel H . Malan Senior Vice President and President Science, Engineering, & Technology	2020	315,885	25,000	639,780	—	—	—	—	980,665

Dinette Koolhaas(7) Senior Vice President and President International	2020	499,323	—	134,275	—	—	—	33,872	667,470

Tammy L. Browning Senior Vice President and President Outsourcing & Consulting Group	2020	304,000	90,000	105,631	—	—	—	4,550	504,181

(1)	Represents 2020, 2019, and 2018 actual base salary earnings. Mss. Browning and Koolhaas, and Mr. Malan were not named executive officers in 2019 or 2018.

(2)	Represents a cash payment made to Mr. Malan as part of his new hire offer in March 2020.

(3)	Represents a cash payment made to Ms. Browning in early 2021 as noted in the Annual Cash Incentive section of this Proxy Statement.

(4)

The amounts reported for 2020 are determined by multiplying the number of restricted shares granted by the Market Value (“MV”) on the grant date. MV is determined by the closing price on the date of grant. The MV for the Restricted Stock Units granted to all named officers on December 7, 2020 is $22.59, and to Mr. Malan on March 16, 2020 is $11.56. No Performance Shares were granted in 2020.

(5)

Amounts for named executive officers include company matching contributions to the Management Retirement Plan (“MRP”), and Medicare tax gross-ups on those MRP contributions. (See table below.) The amount reported for Mr. Thirot includes the following carryover costs associated with his international assignment from Switzerland to the U.S. during 2014 to 2016: tax preparation fee of $2,410, professional services of $16,192, and visa support expense of $5,320. The total value of perquisites provided to each named executive officer (other than Mr. Thirot and further below, Ms. Koolhaas) in 2020 was less than $10,000 and, in accordance with reporting regulations, were not required to be included in this table.

Name	Company Matching MRP Contributions	MRP Medicare Gross-ups	Use of Vacation Property	Executive Physical	International Assignment Carryover Cost	Total All Other Compensation

Peter W . Quigley	$20,694	$780	—	—	—	$21,474

Olivier G. Thirot	$18,225	$659	$1,289	$1,100	$23,923	$45,195

Daniel H . Malan	—	—	—	—	—	$ 0

Tammy L. Browning	$ 4,375	$175	—	—	—	$ 4,550

(6)

The amount reported for Ms. Koolhaas includes her representation allowance, supplemental health care allowance, supplemental contribution to the government-mandated occupational pension benefit program paid through Swiss payroll; and the cost of her executive physical.

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2020 Executive Compensation Tables

Name	Representation Allowance	Supplemental Health Care	Supplemental Pension Contributions	Executive Physical	Total All Other Compensation

Dinette Koolhaas	$19,169	$5,751	$8,301	$651	$33,872

(7)

Amounts reported for Ms. Koolhaas are converted from Swiss Francs to U.S. Dollars at an exchange rate of 1 CHF = 1.06496273 USD. This is calculated using the IRS Yearly Average Currency Exchange Rate for Switzerland for 2020 of 0.939 (1 CHF ÷ 0.939 = $1.065).

Grants of Plan-Based Awards 2020(1)

Name	Grant Date(2)	Approval Date(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(6) (#)	Grant Date Fair Value of Stock and Option Awards(7) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Peter W . Quigley	12/7/2020						37,184			839,987

Olivier G. Thirot	12/7/2020						18,812			424,963

Daniel H . Malan	3/16/2020	2/28/2020							43,252	499,993
	12/7/2020						6,188			139,787

Dinette Koolhaas	12/7/2020						5,944			134,275

Tammy L. Browning	12/7/2020						4,676			105,631

(1)	The Company has not granted stock options since 2004, including 2020. Accordingly, this column has been eliminated from the table.

(2)

Long-term incentive grants to named executive officers, consisting of Restricted Stock Units that are subject to a one-year performance hurdle, were approved by the Committee at its December 7, 2020 meeting.

(3)	On February 28, 2020, the Committee approved a grant of Restricted Stock Awards to Mr. Malan as part of his new hire offer, with an effective date of March 16, 2020, his date of hire.

(4)	STIP awards were not implemented in 2020. Please see explanation in Annual Cash Incentives section of this document.

(5)

Performance Shares were not granted to named executive officers in 2020. Restricted Stock Units, with a one-year performance hurdle, were granted to each of the named executive officers on December 7, 2020. Upon certification by the Compensation and Talent Management Committee at their February 15, 2022 meeting that the performance hurdle has been achieved, the first tranche of Restricted Stock Units will vest. Remaining tranches will vest ratably on each of the following three anniversaries (25% per year) on February 15th. If the one-year performance hurdle is not achieved, all shares of Restricted Stock Units will be forfeited. The one-year performance hurdle for the 2020 grant of Restricted Stock Units is achievement of the Company’s 2021 EFO goal.

(6)	Restricted Stock Award granted March 16, 2020 vests ratably on each of the first four anniversaries of the date of grant (25% per year).

(7)

Grant date fair value is determined by multiplying the target number of shares granted by the MV on the grant date. For restricted stock, MV is determined by the closing price on the date of grant. The MV for Restricted Stock Units granted to all named executive officers on December 7, 2020 is $22.59. The MV for the grant made to Mr. Malan on March 16, 2020 for Restricted Stock Awards is $11.56.

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2020 Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End 2020(1)

Name	Grant Year	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested(2)(3) (# )	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)

Peter W . Quigley	2020	—	—	37,184	764,875

	2019	7,875	161,989	15,751	323,998

	2018	3,438	70,720	—	—

	2017	2,329	47,908	—	—

Olivier G. Thirot	2020	—	—	18,812	386,963

	2019	6,132	126,135	12,266	252,312

	2018	3,438	70,720	—	—

	2017	2,082	42,827	—	—

Daniel H . Malan	2020	43,252	889,694	6,188	127,287

Dinette Koolhaas	2020	—	—	5,944	122,268

	2019	2,286	47,023	—	—

	2018	1,282	26,371	—	—

	2017	1,250	25,713	—	—

Tammy L. Browning	2020	—	—	4,676	96,185

	2019	2,454	50,479	—	—

	2018	652	13,412	—	—

	2017	500	10,285	—	—

(1)

The Company did not grant stock options during the 2020 fiscal year. All previously outstanding granted stock options for the named executive officers expired during the 2014 fiscal year. As a result, there are no outstanding options to report and, accordingly, these columns have been eliminated from the table.

(2)	All outstanding Restricted Stock Awards/Units vest ratably over 4 years. The number of outstanding shares has been determined as of January 3, 2021, the last day of the Company’s fiscal year 2020.

(3)

No Performance Shares were earned based upon the 2018-2020 level of achievement for the financial measures or the Relative TSR measure, and as such are not reflected in these totals. For Messrs. Quigley and Thirot, the 2017, 2018, and 2019 totals include Restricted Stock Units granted with a performance hurdle that was achieved for each of the respective years.

(4)	The market value is determined based on the closing market price of our common shares on the last trading day of the 2020 fiscal year, December 31, 2020 ($20.57).

(5)

Restricted Stock Units granted in 2020 are earned based upon achievement of a performance hurdle that is the Company’s 2021 EFO results. Performance Shares granted in 2019 are earned based upon achievement of selected financial measures over a three-year period. Results of the 2019 financial measures may be modified by the results of a Relative TSR performance measure up to 25%, positively or negatively. If the minimum or threshold performance is not attained, the performance shares will be forfeited. Expected performance for the 2019 grant of Performance Shares is below threshold for the two measures and in accordance with SEC reporting requirements, shares are illustrated in this table at threshold amounts. Performance will not be known until early 2022 for the 2020 grant of Restricted Stock Units and the 2019 grant of Performance Shares. If the Company does not attain the one-year performance hurdle for the 2020 grant of Restricted Stock Units, the number of shares received by the named executive officers upon settlement will be zero.

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2020 Executive Compensation Tables

Option Exercises and Stock Vested 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Peter W . Quigley	—	—	19,045	356,442

Olivier G. Thirot	—	—	17,125	324,953

Daniel H . Malan	—	—	0	0

Dinette Koolhaas	—	—	2,653	51,393

Tammy L. Browning	—	—	1,644	29,312

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Nonqualified Deferred Compensation 2020

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)

Peter W . Quigley	87,695	20,694	296,783	—	2,226,730

Olivier G. Thirot	155,560	18,225	14,369	—	779,005

Daniel H . Malan	—	—	—	—	—

Tammy L. Browning	30,400	4,375	22,641	—	193,538

(1)

Executives may defer a percentage of their base salary (up to 25%) and incentive earnings (up to 50%) for retirement. These amounts, as applicable, are reported as a part of the salary or incentive earnings found in the Summary Compensation Table.

(2)

Registrant Contributions in Last Fiscal Year above represent Company matching contributions (50% of the first 10% of salary and annual incentive deferrals), and they are also reported as All Other Compensation in the Summary Compensation Table. The Company matching contributions on MRP deferrals were suspended beginning in April 2020 and throughout the remainder of the year. Matching contributions were reinstated at the beginning of 2021. All of the named executive officers who participate in the MRP have met the three-year vesting requirement for the Company match.

(3)

Represents actual earnings (or loss) from the investment of the prior year aggregate balance plus the earnings on current year executive and Company contributions. The aggregate earnings are based on investment options that are also offered to employees who participate in the Company’s tax-qualified 401(k) plan. As these earnings are not “above market” interest payments or preferential earnings, they are not included in the Summary Compensation Table.

(4)

Participants may elect to receive distributions after separation from service, the later of a specified age and separation of service or a scheduled in-service distribution. Amounts may be paid as a lump sum, monthly installments for up to 20 years, or a combination of the two as elected by the participant.

(5)

Amounts reported in this column include the following amounts that have been reported in the Summary Compensation Table for fiscal years 2013-2020: Peter W. Quigley ($899,744); Named in the proxies for fiscal years 2015-2020: Olivier G. Thirot ($753,400); Named in the Proxy for fiscal year 2020: Tammy L. Browning ($34,775).

Potential Payments Upon Termination or Change In Control 2020

Summary of Potential Payments

This section describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment under certain circumstances. Named executive officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the Potential Payments Upon Termination or Change in Control table. The Company does not maintain employment agreements with our named executive officers, other than where it is customary outside of the U.S. The table following the narrative discussion summarizes the amounts payable upon termination under certain circumstances to our named executive officers, assuming that the executive’s employment terminated on January 3, 2021 the last day of our fiscal year.

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2020 Executive Compensation Tables

Senior Executive Severance Plan

The Company implemented the Senior Executive Severance Plan (“Severance Plan”) for a limited number of executive officers in March 2017. Described below and illustrated in the table, Potential Payments Upon Termination or Change in Control, are the different elements payable under the Severance Plan if a named executive officer who was a party to the Severance Plan would experience a qualifying termination. All continuation amounts would be paid over the salary continuation period in compliance with Section 409A of the Code. Messrs. Thirot and Quigley are the only named executive officers in the Severance Plan. Ms. Browning and Mr. Malan were covered in the General Severance Plan in 2020 as outlined in the next section. Ms. Koolhaas is covered by the terms of her employment agreement as summarized below.

If one of the eligible named executive officers were to have experienced a qualifying termination under the Severance Plan in 2020, the named executive officer would have been entitled to severance benefits based on the type of qualified termination and whether they were a Tier 1 or a Tier 2 participant. Mr. Quigley was the only Tier 1 participant in the Severance Plan. Mr. Thirot was a Tier 2 participant in the Severance Plan. A “qualified termination” is any termination of a participant’s employment: by the Company other than for cause, disability or death; or for “good reason” by a participant in connection with a change in control.

For a qualified termination that occurs not in connection with a change in control, a Tier 1 participant would receive severance payments in the form of base salary continuation for a period of twenty-four months, and a Tier 2 participant would receive severance payments in the form of base salary continuation for a period of eighteen months. In addition, Tier 1 and Tier 2 participants would receive a prorated portion of their annual incentive compensation for the fiscal year in which the termination occurred, based on the actual performance results for the year. The pro rata annual incentive payout will be determined based on the number of days in the fiscal year the eligible named executive officer was actually employed during such plan year divided by 365. Prorated annual incentive awards are paid at the same time that incentive compensation for the same year is paid to the other senior officers of the Company, following certification by the Committee that applicable performance goals have been attained. Salary continuation amounts would be paid by the Company in installments over the severance period and in accordance with the Company’s standard payroll practice, subject to the requirements of Section 409A.

For a qualified termination that occurs in connection with a change in control, a Tier 1 participant would receive a single lump sum severance payment equal to two (2) times the sum of the participant’s annual base salary and target annual incentive compensation. A Tier 2 participant would receive a single lump sum severance payment equal to one and one-half (1.5) times the sum of the participant’s annual base salary and target annual incentive compensation. In addition, Tier 1 and Tier 2 participants would receive a prorated portion of their annual incentive compensation. If the qualifying termination occurred in the same year as the change in control, a prorated portion of the participant’s annual incentive compensation is paid based on achievement of a target level of performance. If the qualifying termination occurred in the two years following a change in control, a prorated portion of the participant’s annual incentive compensation is paid based on the actual performance results achieved for the year. Any pro rata annual incentive payout will be determined based on the number of days in the fiscal year the eligible named executive officer was actually employed during such plan year divided by 365. Prorated annual incentive awards are paid in a lump sum at the same time that incentive compensation for the same year is paid to the other senior officers of the Company, following certification by the Committee that applicable performance goals have been attained. Participants are subject to a best-net cutback for 280G excise tax calculations with no excise tax gross-ups provided under the Severance Plan.

Subject to the participant’s timely election of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company would provide comparable medical (including prescription drug), dental, vision, and hospitalization benefits to the eligible named executive officer and his or her eligible dependents for the severance period, provided the named executive officer continues to pay the applicable employee rate for such coverage and the named executive officer remains eligible for COBRA coverage. The severance period for a Tier 1 participant is 24 months and for a Tier 2 participant is 18 months.

The eligible named executive officer will be entitled to receive reimbursement for professional outplacement services actually incurred during the initial 12-month period following termination, not to exceed $10,000.

62        2021 Kelly Proxy Statement

2020 Executive Compensation Tables

The eligible named executive officers, as a condition to receiving payments under the Severance Plan, are required to sign a general release of claims relating to their employment. In addition, they are required to agree not to directly or indirectly, individually or in any capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity, that is in direct competition with the business of the Company for the 12 months following termination.

During the 12 months following termination, the eligible named executive officers must also agree to not induce any employee of the Company to terminate employment with the Company, nor knowingly offer employment to any person who is or who was employed by the Company unless such person has ceased to be employed by the Company for a period of at least six months.

Named executive officers covered under the Severance Plan may not disparage, slander, or injure the business reputation or goodwill of the Company.

Named executive officers must maintain as secret and confidential all protected information such as trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including but not limited to customer lists, sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the named executive officer.

Noncompliance with any of the above may result in the loss of severance benefits.

General Severance Plan

The General Severance Plan was amended and restated effective March 27, 2017 to include the senior officers who are not covered by the Senior Executive Severance Plan. Ms. Browning and Mr. Malan were the named executive officers in 2020 who participated in this Plan. Described below and illustrated in the table, Potential Payments Upon Termination or Change In Control, are the different elements payable under the General Severance Plan if Ms. Browning and Mr. Malan had experienced an involuntary termination of employment. All continuation amounts would be paid over the salary continuation period in compliance with Section 409A.

If Ms. Browning or Mr. Malan were to have experienced an “involuntary termination of employment” under the General Severance Plan in 2020, they would have been entitled to severance benefits. “Involuntary termination of employment” is defined in the General Severance Plan as the termination of employment of an eligible employee by the employer, other than: for cause; as a result of their failure to accept such additional or revised responsibilities as communicated by the employer; by reason of the sale of the employer or any portion of the employer’s assets or divisions (whether by asset or stock sale), provided the employee is offered employment with the purchaser thereof; or a voluntary termination of employment of any kind.

For an involuntary termination, an eligible employee would receive severance payments in the form of base salary continuation for a period of weeks that is determined based on his or her job title/level and years of service. Ms. Browning and Mr. Malan would have been eligible for 26 weeks of severance as of January 3, 2021. Salary continuation amounts would be paid by the Company in installments and in accordance with the Company’s standard payroll practice, subject to the requirements of Section 409A.

Subject to the eligible employee’s timely election of continued coverage under COBRA and the Company’s receipt of the signed severance agreement, the Company would provide comparable medical (including prescription drug), dental, vision, and hospitalization benefits to the eligible named executive officer and his or her eligible dependents for a period of time that is determined based on the number of weeks of severance that the employee is eligible for. The Company pays the full cost of COBRA during the severance period. Following completion of the severance period, the employee is responsible for the full cost of maintaining COBRA benefits. Based on the number of weeks of severance that they would have been eligible for, Ms. Browning and Mr. Malan would have received six months of company-paid COBRA premiums.

The eligible named executive officer will be entitled to receive reimbursement for professional outplacement services actually incurred during the initial 6-month period following termination, not to exceed $7,500.

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2020 Executive Compensation Tables

Severance benefits under the General Severance Plan are conditioned upon the terms of the severance agreement that require the employee to sign a general release of claims relating to their employment and also include: non-competition; non-solicitation of employees or customers; maintaining confidentiality of information and trade secrets of the Company and all affiliates; and non-disparagement of the Company and all officers and employees. The Benefit Plans Committee has the authority to make any determinations with respect to benefits payable under the Plan and the amount and duration of such benefits.

Ms. Koolhaas’ Severance Benefit

Under the terms of Ms. Koolhaas’ Swiss employment agreement, if she is terminated by the Company, other than for willful misconduct, she will be provided with either twelve months’ notice or twelve months of salary in lieu of notice (including continuation of supplemental health care and pension contribution), at the Company’s discretion.

Treatment of Long-Term Incentive Awards

Each equity-based award is conditioned upon the grantee’s acceptance of the terms of the EIP and the grant agreement, which includes restrictive covenants such as post-employment conditions not to solicit the Company’s employees or customers and not to compete against the Company for twelve months following any termination of employment, and indefinite covenants covering non-disparagement and confidentiality terms. Each of our named executive officer’s performance-based equity awards is subject to the Company’s Clawback Policy, which was described earlier in this document. Provisions for the treatment of long-term incentive awards upon various termination scenarios are outlined in the table below.

Termination	Restricted Stock/Units (Time Vesting)	Performance Shares (Performance and Time Vesting)

Termination not for Cause in connection with a Change In Control	Immediate Vesting	Immediate Vesting at Target

Other Termination not for Cause	Forfeit	Prorated based on actual results (as determined at the end of the cycle), subject to employment for at least one year after the date grant was approved

Termination for Good Reason in connection with a Change in Control	Forfeit	Forfeit

Termination for Cause	Forfeit	Forfeit

Voluntarily Quit	Forfeit	Forfeit
Retirement	Forfeit	Prorated based on actual results (as determined at the end of the cycle) for “Normal Retirement” defined as age 62 with 5 years of service or as a combination of age plus years of service equal to 70, with a minimum age of 60

Death or Disability	Prorated	Prorated based on actual results

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2020 Executive Compensation Tables

Based on the terms of the severance plans and treatment of LTI awards for each upon termination of employment as outlined above, the table below illustrates the amounts that each named executive officer would receive in each of the potential termination scenarios.

Event and Amounts	Peter W. Quigley ($)	Olivier G. Thirot ($)	Daniel H. Malan ($)	Dinette Koolhaas ($)	Tammy L. Browning ($)

Involuntary Termination (For Cause)

No other payments due

Voluntary Termination

No other payments due

Death or Disability

Performance Shares (Equity-Based)(1)	—	—	—	—	—

Restricted Shares(2)	123,894	113,320	180,666	49,923	30,341

Total	123,894	113,320	180,666	49,923	30,341

Normal Retirement (Age 62 and 5 Years of Service or any Combination of Age + Service ≥ 70 with Minimum Age of 60)

Performance Shares (Equity-Based)(1)	n/a	n/a	n/a	n/a	n/a

Involuntary Termination (Not For Cause)

Cash Severance(3)	1,680,000	882,000	215,000	521,033	162,500

Pro-Rated Annual Incentive(4)	—	—	—	—	—

Performance Shares (Equity-Based)(1)	—	—	—	—	—

Restricted Shares(2)	—	—	—	—	—

Benefits Continuation(5)	17,665	19,046	10,782	14,052	—

Outplacement Services(6)	10,000	10,000	7,500	—	7,500

Total	1,707,665	911,046	233,282	535,085	170,000

Termination in Connection with a Change In Control - For Good Reason

Cash Severance(3)	3,528,000	1,587,600	—	—	—

Pro-Rated Annual Incentive(4)	924,000	470,400	—	—	—

Performance Shares (Equity-Based)(1)	—	—	—	—	—

Restricted Shares(2)	—	—	—	—	—

Benefits Continuation(5)	17,665	19,046	—	—	—

Outplacement Services(6)	10,000	10,000	—	—	—

Total	4,479,665	2,087,046	—	—	—

Termination in Connection with a Change In Control - Not For Cause

Cash Severance(3)	3,528,000	1,587,600	215,000	521,033	162,500

Pro-Rated Annual Incentive(4)	924,000	470,400	—	—	—

Performance Shares (Equity-Based)(1)	647,996	504,623	—	—	—

Restricted Shares(2)	1,045,492	626,645	1,016,981	221,375	170,361

Benefits Continuation(5)	17,665	19,046	10,782	14,052	—

Outplacement Services(6)	10,000	10,000	7,500	—	7,500

Total	6,173,153	3,218,315	1,250,263	756,460	340,361

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2020 Executive Compensation Tables

(1)

In the event of a named executive officer’s termination of employment due to disability, death, normal retirement (defined as age 62 with five years of service or any combination of age + service ≥ 70 with a minimum age of 60), or termination by the Company without Cause, at the end of the performance period and following approval by the Compensation and Talent Management Committee, the named executive officer (or the named executive officer’s beneficiary) would receive a pro rata portion of the equity-based Performance Award that would have otherwise vested if employment had continued until the end of the performance period, based on the portion of the performance period that the officer was employed and based on the performance level achieved. For termination by the Company without Cause, the named executive officer must have been employed for at least one year following the date of each grant in order to be eligible to receive prorated performance shares. Amounts not shown in the table above include 2018-2020 and 2019-2021 performance shares as performance for the 2018-2020 performance shares was below threshold for the two financial measures and the Relative TSR measures resulting in no shares being earned, and for the 2019-2021 performance shares, while performance is not yet known, neither financial measure is expected to reach a threshold level of performance. Upon a Change in Control, if awards are not assumed, converted, or replaced by the resulting entity, all vesting restrictions on outstanding Performance Awards shall lapse, with any applicable performance goals deemed to be satisfied as if “target” performance had been achieved and all such Awards become fully vested and exercisable, effective as of the date of such Change in Control. The value under the pro rata settlement or Change in Control settlement (assuming the December 31, 2020 stock value of $20.57) is shown in the table.

(2)

In the event of a named executive officer’s termination of employment due to disability or death, the named executive officer (or the named executive officer’s beneficiary) would receive a pro rata settlement of unvested restricted shares outstanding at the time of termination. For each grant of restricted stock awards/units, the number of shares settled would equal the total number of restricted shares originally granted times the ratio of days employed since the grant date divided by total number of days in the vesting period less the number of restricted shares already settled on the anniversary dates of the grant. Upon a Change in Control, if awards are not assumed, converted, or replaced by the resulting entity, all vesting restrictions on outstanding Restricted Share awards/units shall lapse, and all such Awards become fully vested and exercisable, effective as of the date of such Change in Control. The value under the prorated settlement or Change in Control settlement (assuming the December 31, 2020 stock value of $20.57) is shown in the table.

(3)

Per the Kelly Services Inc. Senior Executive Severance Plan, for involuntary termination by the Company without cause, the value of cash severance includes base salary continuation for Mr. Quigley for 24 months, and Mr. Thirot for 18 months. For payments under Change in Control, with qualifying termination, Mr. Quigley would receive a lump sum payment equal to 2 times the sum of his annual base salary and target annual incentive; and Mr. Thirot would receive a lump sum payment equal to 1.5 times the sum of base salary and target annual incentive. Ms. Browning and Mr. Malan were covered under the Kelly Services Inc. General Severance plan and eligible to receive base salary continuation for a minimum of 26 weeks plus one additional week for each year of service greater than five years, only for involuntary termination by the company without cause, with or without a change in control.

(4)

In the event of an involuntary termination by the Company without cause and not in connection with a change in control, Messrs. Quigley and Thirot were eligible to receive a pro rata portion of their annual Incentive Compensation for such fiscal year, based on the actual performance results for such year. In the event of an involuntary termination by the Company without cause or termination by the named executive officer for good reason, either occurring in connection with a change in control, Messrs. Quigley and Thirot were eligible to receive a pro rata portion of their annual Incentive Compensation for such fiscal year, paid at the target level. Under the General Severance Plan, Ms. Browning and Mr. Malan were entitled to payment of annual Incentive compensation in cases of involuntary termination by the Company without cause that occurred following completion of the performance period and prior to payout of such annual incentive, based on actual performance results for such year. The General Severance Plan does not provide for payout of annual incentive compensation under any other termination scenario. The value of pro rata target incentive with respect to year of termination represents the calculated target incentive for the named executive officers if they had terminated on January 3, 2021.

(5)

The value of the health care benefit provided is calculated as the Company-paid portion of the medical plan cost, times the number of months eligible according to the applicable severance plan. Coverage can include medical, dental, and vision (assumes no change in Health Plan or coverage type) and assumes a 10% health care coverage cost increase in second year (as applicable). named executive officers participating in the Senior Executive Severance Plan continue to pay the employee rate for COBRA coverage during the severance period. Named executive officers participating in the General Severance Plan are not required to pay the employee portion of COBRA during the severance period as the Company covers the full COBRA cost. Ms. Browning was not a participant in the Company’s health care plans during 2020. For Ms. Koolhaas, amounts in this column include continuation of supplemental health care and pension contributions.

(6)

Represents the maximum allowed benefit for reimbursement of outplacement services for participants in the applicable Severance Plan. The severance plan that covers Ms. Browning and Mr. Malan does not provide outplacement benefits in any termination scenario outside of involuntary termination by the Company without cause. Ms. Koolhaas is not covered by a plan that provides for outplacement services.

The named executive officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table and the Nonqualified Deferred Compensation table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or certain types of termination of employment. These include accrued salary and vacation pay, and life insurance benefits.

66        2021 Kelly Proxy Statement

CEO Pay Ratio

CEO Pay Ratio

As required by Section 953(b) of Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the required information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Quigley, our President and Chief Executive Officer (the “CEO”), as follows:

For fiscal 2020, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than Mr. Quigley, our President and CEO), was $7,748
•	The annualized total compensation of Mr. Quigley, our President and CEO, was $1,550,693
•	Based on this information, the ratio of the annual total compensation for our President and CEO to the median of the annual total compensation of all employees is 200 to 1

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for determining the employee population and identifying the median employee provide companies with flexibility surrounding the elements of compensation to be included and various methodologies for gathering the employee population for inclusion in the analysis. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, samplings, and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology that we used and the material assumptions and adjustments that we used to identify the median and determine annual total compensation are outlined below:

•

Our workforce consists of regular employees (employees who provide services to the Company) and those employees for whom we find employment as temporary workers. While services may be provided inside the facilities of our customers, we remain the employer of record for our temporary employees. We retain responsibility for employee assignments, the employer’s share of all applicable payroll taxes and the administration of the employee’s share of these taxes. In most cases, we determine the compensation for our temporary employees.

•

Our median employee in 2019 was a temporary employee, and as such we determined to not use that same employee in determining our 2020 CEO pay ratio. Due to the variance in assignment lengths, the number of assignments worked in a year, and potentially the compensation rate for each assignment, it is unlikely that the median employee in 2019 would be the median employee again in 2020. As a result, we conducted a similar compensation data gathering exercise for 2020 as we had for 2019 to determine the median employee.

•

We selected December 31, 2020, which is a date within the last three months of fiscal 2020, as the date we would use to both gather compensation for the year and identify our median employee. We did this to ensure we had a full year of earnings for our temporary employees as we are not able to estimate what earnings for that group would be under a partial year scenario.

•	As of December 31, 2020, our employee population totaled 114,150 and consisted of all regular and temporary employees that were actively on assignment and being paid as of that date.

Category	U.S.	Non U.S.	Total

Regular	4,133	2,941	7,074

Temporary	55,834	51,242	107,076

TOTAL	59,967	54,183	114,150

–	The vast majority of our employees, about 94%, are temporary employees who work anywhere from one week to fifty-two weeks in a calendar year.
–	Approximately 47.5% of our employee population is located in twenty-three countries outside of the U.S.

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CEO Pay Ratio

•

To identify the “median employee” we collected actual base salary earnings and overtime paid for the 12-month period ending December 31, 2020. We used actual base salary earnings and overtime paid as our consistently applied compensation measure. Based on our demographics and the likelihood that our median employee would come from our temporary workforce, we believe this to be the appropriate compensation measure most effectively applied to our employee population.

–	In making this determination, the compensation for all regular employees hired after January 1, 2020 was annualized.
–

Compensation for temporary workers, pursuant to SEC rules, was not annualized, but all earnings for the 12-month period were collected and included all assignments that a temporary employee would have been paid for throughout the year.

–	We did not utilize either the Data Privacy Exemption or the De Minimis Exemption.
–	We did not make any cost-of-living adjustments in identifying the median employee.
–

For purposes of making the determination, employee compensation from locations outside the U.S. was converted to U.S. dollars using the Company’s exchange rates in effect on January 1, 2019, consistent with our current financial reporting.

Using this methodology, we determined that our median employee was a temporary employee located in the U.S. with base salary and overtime earnings in the amount of $7,748. This temporary employee worked approximately thirteen weeks during 2020. Our median employee did not receive any other compensation or benefits required under Item 402(u) to be included in the employee’s annual total compensation.

68        2021 Kelly Proxy Statement

Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP

Proposal 3 – Ratification of The Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2021 Fiscal Year

On an annual basis, the Audit Committee approves and appoints the independent registered public accounting firm. During its February 16, 2021 meeting, PricewaterhouseCoopers LLP (“PwC”) was appointed to audit the consolidated financial statements of the Company for the year ending January 2, 2022. This firm has served as the Company’s independent registered public accounting firm since 1960 and is considered to be well qualified. The reappointment process for the independent registered public accounting firm includes an annual assessment that takes into consideration, but is not limited to, a review of the following:

1. Quality of services and sufficiency of resources provided by the auditor

• Knowledge and skills to meet the Company’s audit requirements

• Partner rotation (every 5 years)

• Appropriate audit engagement partner

• Engagement letter compliance

• Industry experience

• Results of consultations

• Audit cost (fee negotiations included)

• Long tenure and familiarity with the Company’s accounting policies
2. Communication and interaction during the engagements

• Professional and open dialog

• Accessibility

• Current accounting developments conversations
3. Independence, objectivity, and professional skepticism

• Assessment of audit evidence

• Internal Audit reliance

The Board of Directors seeks ratification of the appointment of PwC. The representatives of the firm are expected to be present at the Annual Meeting and will be available to respond to all appropriate questions.

Audit and Non-Audit Fees

The Audit Committee is responsible for the compensation (including negotiations) of the independent registered public accounting firm and requires pre-approval of all audit and non-audit services prior to engagement by the Company. In conjunction with the pre-approval, the Committee considers whether non-audit services are consistent with the rules and regulations of the SEC on auditor independence. The authority of the Audit Committee is detailed in its charter, which is posted on the Company’s website at kellyservices.com.

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Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP

The table below displays the fees incurred from the audit and non-audit services provided by PwC.

	2019 ($)	2020 ($)

Audit Fees	3,968,500	3,921,900

Audit Related Fees	0	19,000

Tax Fees	159,000	111,300

All Other Fees	2,800	17,300

Total	4,130,300	4,069,500

Audit Fees: Audits and quarterly reviews of our consolidated financial statements, statutory audits, issuance of consent, and assistance with review of documents filed with the SEC.

Audit Related Fees: Services associated with international regulatory reporting.

Tax Fees: Tax and transfer pricing consulting.

All Other Fees: Accounting research and human resources benchmarking.

Report of the Audit Committee

Management is responsible for the preparation, presentation and integrity of Kelly’s financial statements, for its accounting and financial reporting principles, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Kelly’s financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and expressing an opinion as to the conformity of Kelly’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters it deems appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements of Kelly for the fiscal year ended January 3, 2021 with each of management and PwC, the independent registered public accounting firm. The Committee has also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures of the PCAOB regarding the auditors’ independence and has discussed with PwC its independence.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Kelly for 2020 be included in the 2020 Annual Report on Form 10-K.

THE AUDIT COMMITTEE LESLIE A. MURPHY, CHAIR GERALD S. ADOLPH ROBERT S. CUBBIN TERRENCE B. LARKIN

70        2021 Kelly Proxy Statement

Questions and Answers

KELLY SERVICES, INC.

999 West Big Beaver Road

Troy, Michigan 48084-4716

April  19, 2021

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

Q)	WHERE ARE WE HOLDING THE ANNUAL MEETING?

A)

The 2021 Annual Meeting of Stockholders will be held virtually. To access the live audio webcast of the meeting, stockholders of record will need to visit kellyservices.com for instructions and use their 16-digit Control Number provided in the Notice to log in to this website. If your shares are held beneficially in the name of a bank, broker, or other holder of record (sometimes referred to as holding share “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Beneficial holders will need to obtain a “legal proxy” from their broker, bank, or other holder of record that holds your shares if they want to vote during the virtual meeting. Beneficial holders will need to send our transfer agent, Computershare, the legal proxy before the meeting and they will then issue via email, an authorized control number.

Q)	WHO IS MAKING THE SOLICITATION IN THIS PROXY STATEMENT?

A)

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. for use at the Annual Meeting of Stockholders of the Company to be held virtually on May 19, 2021 for the purposes set forth in the Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to Class B stockholders of the Company is April 19, 2021.

Q)	WHO WILL BEAR THE COST OF THE PROXY SOLICITATION?

A)

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail. The Company may also make arrangements with brokerage houses, custodians, banks, nominees, and fiduciaries to forward solicitation material to beneficial owners of Class B stock held of record by them and to obtain authorization to execute proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

A copy of the Company’s Annual Report and Annual Report on Form 10-K as of January 3, 2021, the close of the Company’s latest fiscal year, has been mailed or otherwise made available to each stockholder of record. The expense of preparing, printing, assembling, and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

Q)	WHO IS ENTITLED TO VOTE?

A)

Only stockholders of record of our Class B Common Stock, par value $1.00 per share, at the close of business on March 29, 2021, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Class B Common Stock is the only class of the Company’s securities with voting rights.

At the close of business on March 29, 2021, the number of issued and outstanding voting securities (exclusive of treasury shares) was 3,358,521 shares of the Class B Common Stock. Class B stockholders on the record date will be entitled to one vote for each share held of record.

2021 Kelly Proxy Statement        71

Questions and Answers

Q)	HOW DO I VOTE?

A)	We encourage Class B stockholders to return their proxies promptly via the enclosed form of proxy in the enclosed postage prepaid envelope or vote via the Internet, QR code scan, or telephone.

Q)	HOW IS MY VOTE COUNTED?

A)

If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Company’s Board of Directors on each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and on any other matters that properly come before the Annual Meeting in such manner as may be determined by the individuals named as proxies.

Q)	CAN I REVOKE MY PROXY AFTER I HAVE SUBMITTED IT?

A)

If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Corporate Secretary of the Company or by submitting a later dated proxy, provided such notice or later dated proxy is received by 11:59 p.m., Central Time, on May 18, 2021. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

Q)	WHAT CONSTITUTES A QUORUM?

A)

Pursuant to the Company’s Bylaws, the holders of 60% of the issued and outstanding shares of Class B Common Stock who are entitled to vote at a stockholders’ meeting, in person or represented by proxy, will constitute a quorum. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business.

Q)	WHAT IS A BROKER NON-VOTE?

A)

A “broker non-vote” occurs if a broker or other nominee indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the Annual Meeting. Abstentions and shares subject to broker non-votes will be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

Q)	HOW IS IT DETERMINED IF A MATTER HAS BEEN APPROVED?

A)

Under our Bylaws, directors are elected by plurality vote and the nominees who receive the greatest number of votes at the Annual Meeting will be elected. Withheld votes and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors.

The affirmative vote of a majority of the Class B shares present in person (provided meeting is held in Michigan) or by proxy at the Annual Meeting and entitled to vote on such proposal will be required to approve Proposal 2 and Proposal 3. Abstentions will have the effect of negative votes with respect to these proposals. Broker non-votes will not be taken into account for purposes of these proposals.

Q)	WHAT HAPPENS IF ADDITIONAL MATTERS (OTHER THAN THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT) ARE PRESENTED AT THE ANNUAL MEETING?

A)

If any other matters do properly come before the Annual Meeting, all proxies signed and returned by holders of the Class B Common Stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

72        2021 Kelly Proxy Statement

Questions and Answers

Q)	HOW CAN I COMMUNICATE WITH THE BOARD?

A)

Stockholders may communicate with the Board in writing, addressed to the Board of Directors and mailed to the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4716. All written stockholder communications will be summarized and reported to the Board at its regularly scheduled meetings.

Q)	WHAT IS THE DEADLINE TO SUBMIT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE COMPANY’S 2022 ANNUAL MEETING OF STOCKHOLDERS?

A)

If a Class B stockholder intends to present a proposal for inclusion in the proxy materials to be distributed by us in connection with the Company’s 2022 Annual Meeting of Stockholders in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Corporate Secretary no later than December 20, 2021. The proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

Our Bylaws contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends at an annual meeting of stockholders to nominate a person for the election to the Board or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Corporate Secretary of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in our Bylaws, the Company may disregard such nomination or proposal. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Corporate Secretary, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the proceeding year’s annual meeting. To be timely for the 2022 Annual Meeting of Stockholders, the notice must be received by the Corporate Secretary no earlier than January 19, 2022 and no later than February 18, 2022. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2022 Annual Meeting of Stockholders and such proposal is not delivered within the time frame specified in our Bylaws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

In each case, proposals made under Rule 14a-8 and nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing and received by the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084-4716.

2021 Kelly Proxy Statement        73

999 West Big Beaver Road
Troy, Michigan 48084-4716
248.362.4444
kellyservices.com

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/kelyb or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/kelyb

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:										+
		For	Withhold		For	Withhold		For	Withhold
	01 - D.R. Parfet	☐	☐	02 - P.W. Quigley	☐	☐	03 - C.M. Adderley	☐	☐
	04 - G.S. Adolph	☐	☐	05 - G.S. Corona	☐	☐	06 - R.S. Cubbin	☐	☐
	07 - J.E. Dutton	☐	☐	08 - T.B. Larkin	☐	☐	09 - L.A. Murphy	☐	☐

2. Non-binding advisory vote on executive compensation.	For ☐	Against ☐	Abstain ☐	3. Ratification of PricewaterhouseCoopers LLP as independent accountants for the 2021 fiscal year.	For ☐	Against ☐	Abstain ☐
4. Transacting any other business as may properly come before the Meeting or any postponement or adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2021 Annual Meeting of Stockholders of Kelly Services, Inc. will be held on

May 19, 2021 at 11:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/250277791.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – KELY2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/kelyb

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/kelyb

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Kelly Services, Inc.	+

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2021

The undersigned hereby names, constitutes and appoints Olivier G. Thirot and James M. Polehna, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kelly Services, Inc. Class B Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 19, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

(Continued to be marked, dated and signed, on the other side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:										+
		For	Withhold		For	Withhold		For	Withhold
	01 - D.R. Parfet	☐	☐	02 - P.W. Quigley	☐	☐	03 - C.M. Adderley	☐	☐
	04 - G.S. Adolph	☐	☐	05 - G.S. Corona	☐	☐	06 - R.S. Cubbin	☐	☐
	07 - J.E. Dutton	☐	☐	08 - T.B. Larkin	☐	☐	09 - L.A. Murphy	☐	☐

2. Non-binding advisory vote on executive compensation.	For ☐	Against ☐	Abstain ☐	3. Ratification of PricewaterhouseCoopers LLP as independent accountants for the 2021 fiscal year.	For ☐	Against ☐	Abstain ☐
4. Transacting any other business as may properly come before the Meeting or any postponement or adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	1 U P X	498727	+
03EO1B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.edocumentview.com/kelyb

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Kelly Services, Inc.

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 19, 2021

The undersigned hereby names, constitutes and appoints Olivier G. Thirot and James M. Polehna, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kelly Services, Inc. Class B Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 19, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

(Continued to be marked, dated and signed, on the other side.)